Exhibit 10.1
Execution Version

STOCK PURCHASE AGREEMENT
DATED AS OF MAY 3, 2010
BY AND AMONG
THE LPA GROUP INCORPORATED,
ARTHUR E. PARRISH,
ROBERT GLEN LOTT,
ARTHUR E. PARRISH, AS SHAREHOLDERS’ REPRESENTATIVE,
AND
MICHAEL BAKER CORPORATION

(i)

Annex
Annex A       Sellers and Ownership Chart
Annex B       Equity Payments
Annex C       Bonus Payments
Annex D       Net Working Capital Example
Schedules
Schedule 1.2(b) — Allocation of Stock Purchase Price among Sellers
Disclosure Schedule — Delivered to Buyer by Sellers and the Company
Schedule 2.2(c) — Delivered to Signing Parties by Buyer
Exhibits
Exhibit A                               Form of Opinion of King & Spalding
Exhibit B                               Form of Stock Escrow Agreement
Exhibit C                               Form W-9
Exhibit D                               Form of Individual Seller Agreement (Form B)
Exhibit E                               Form of Individual Seller Agreement (Form A)
Exhibit F                               Form of Employment Agreement
Exhibit G-1 and G-2            Form of New Office Lease Agreements
Exhibit H                               Form of Opinion of Reed Smith
Exhibit I                                 Form of Cash Escrow Agreement

(ii)

     This STOCK PURCHASE AGREEMENT, dated as of May 3, 2010 (this “Agreement”), by and among THE LPA GROUP INCORPORATED, a South Carolina corporation (the “Company”), ARTHUR E. PARRISH, an individual (“Parrish”), ROBERT GLEN LOTT, an individual (“Lott” and, together with Parrish, the “Significant Shareholders” and, together with the Company, the “Seller Parties”), ARTHUR E. PARRISH, as agent for the Sellers (the “Shareholders’ Representative”), and MICHAEL BAKER CORPORATION, a Pennsylvania corporation (“Buyer”).
INTRODUCTION
     WHEREAS, the Significant Shareholders (in the case of Parrish, individually, and, in the case of Lott, as Trustee of the R. Glen Lott 2008 Revocable Trust), together with each of the other individuals listed on Annex A hereto (such other individuals listed on Annex A hereto, exclusive of the Significant Shareholders, being sometimes referred to individually as a “Minority Shareholder” and collectively as the “Minority Shareholders,” and the Significant Shareholders, together with the Minority Shareholders, being sometimes referred to individually as a “Seller” and collectively as the “Sellers”) own all of the issued and outstanding shares of capital stock of the Company (the “Company Shares”).
     WHEREAS, Sellers own all of the issued and outstanding shares of capital stock of each of The LPA Group of North Carolina, P.A., a North Carolina professional corporation, The LPA Group, P.C., a South Carolina professional corporation, The LPA Design Group, Inc., a South Carolina business corporation, Horizon Architects, P.C., a South Carolina professional corporation, LPACIFIC Group Incorporated, a South Carolina business corporation (these entities being referred to as the “Affiliated Entities” and the shares of capital stock of these entities being referred to as the “Affiliated Entity Shares” and, together with the Company Shares, the “Shares”).
     WHEREAS, subject to the terms and conditions of this Agreement and the Individual Seller Agreements (as defined in Section 4.1(l)) executed and delivered by each Minority Shareholder on the date hereof, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Shares.
     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, intending to be legally bound, the parties agree as follows:
ARTICLE I
PURCHASE AND SALE OF STOCK
     1.1. Purchase and Sale.
          (a) Subject to the terms and conditions set forth herein, on the Closing Date (as defined in Section 1.3), Sellers will sell and deliver to Buyer, and Buyer will purchase from Sellers, the Shares free of any Liens (as defined in Section 2.1(a) hereof) and together with all rights attaching thereto on the date of this Agreement.

          (b) Buyer, in its sole discretion, may designate one or more entities (which entities need not be affiliates of Buyer) as the entity or entities to which the Shares shall be transferred at Closing. In the event Buyer elects to make such a designation, Buyer shall deliver to the Shareholders’ Representative at least one day prior to the Closing Date a letter identifying the entity or entities to which the Shares are to be transferred at Closing, together with the number of Shares to be transferred to such entity or entities.
     1.2. Consideration. In consideration for the Shares, and subject to the terms and conditions herein, Buyer will pay Sellers an aggregate amount of Fifty Nine Million Three Hundred Fifty-Two Thousand Dollars ($59,352,000), as adjusted as provided in Sections 1.4 and 1.5 (the “Purchase Price”), payable as follows:
          (a) Cash Purchase Price. On the Closing Date, Buyer will pay to Shareholders’ Representative (for the benefit of the Sellers) by wire transfer in immediately available funds an amount equal to (a) Fifty One Million Three Hundred Fifty-Two Thousand Dollars ($51,352,000) (the “Cash Purchase Price”), less (b) an amount equal to the sum of (i) the amount required to fully satisfy all amounts owed with respect to the “Bank Debt” (as defined in Section 1.4(a)(iii)), if any, as contemplated by Section 1.4(b), (ii) the amount required to fully satisfy the “Transaction Expenses” (as defined in Section 1.4(c)), if any, pursuant to Section 1.4(c), and (iii) Five Million Six Hundred Twenty-Nine Thousand One Hundred Ninety Five Dollars and Fifteen Cents ($5,629,195.15) (the “Cash Escrow Amount”), which is the amount to be paid to National Bank of South Carolina (the “Cash Escrow Agent”) pursuant to Section 1.4(d).
          (b) Stock Purchase Price. The remaining Eight Million Dollars ($8,000,000) (the “Stock Purchase Price”) will be paid in shares of $1.00 par value common stock of Buyer (the “Common Stock”). The number of shares to be delivered on the Closing Date shall be determined by dividing $8,000,000 by the daily volume weighted average closing price (based on a trading day from 9:30 a.m. to 4:00 p.m., eastern time and as reported by Bloomberg Financial LP) of the Common Stock on the New York Stock Exchange Amex exchange for a period consisting of 20 consecutive trading days ending on the third business day prior to the Closing Date (the “Transaction Share Price”). Based on the foregoing, the Transaction Share Price has been determined to be $35.3284. The Stock Purchase Price shall be allocated among Sellers as set forth on Schedule 1.2(b). On the Closing Date, (i) the Buyer shall deliver to Shareholders’ Representative (for the benefit of Sellers as set forth on Schedule 1.2(b)) a number of shares of Common Stock equal to $2,000,000 divided by the Transaction Share Price and (ii) the Buyer shall deliver to RBS Citizens, N.A., a national banking association (the “Escrow Agent”) (in accordance with Section 5.5) a number of shares of Common Stock equal to $6,000,000 divided by the Transaction Share Price (the “Escrow Shares”). The Escrow Shares will be held back from Sellers as set forth on Schedule 1.2(b). The Escrow Shares will be delivered to Shareholders’ Representative (for the benefit of the Sellers) at such time and in such amounts as set forth in Section 5.5 hereof. If the calculation of the number of shares of Common Stock to be issued to a particular Person pursuant to this Agreement would produce fractional shares, the number of shares of Common Stock to be issued to such Person (i) in the case of a fractional share of 0.5 or greater shall be rounded up to the nearest whole share of Common Stock and (ii) in the case of a fractional share of less than 0.5 shall be rounded down to the nearest whole share of Common Stock.

          (c) Balance. The remaining portion of the Purchase Price shall be payable by Buyer in accordance with Sections 1.4(b), 1.4(c) and 1.4(d).
     1.3. Closing. The closing (the “Closing”) for the consummation of the transactions contemplated by this Agreement shall take place on the date hereof (such date of the Closing being hereinafter called the “Closing Date”). The Closing shall be deemed to have occurred effective as of 12:01 a.m. on the Closing Date.
     1.4. Payment of Certain Obligations.
          (a) Immediately prior to the Closing, the Company shall make the following payments:
               (i) The Company shall pay the respective amounts of equity set out on Annex B hereto (the “Equity Payments”) to the individuals listed thereon (the “Equity Participants”), less all applicable withholding amounts, in full satisfaction of the equity award amounts payable pursuant to the agreements listed on Annex B hereto, as the same have been amended, supplemented or otherwise modified (the “Equity Agreements”). Subject to the following sentence, the Seller Parties will ensure that the Equity Agreements are terminated as of the Closing Date, that the Company has no further obligations thereunder and that the Equity Participants acknowledge in writing the full satisfaction of all obligations of the Company under the Equity Agreements and the termination of the Equity Agreements. Notwithstanding the foregoing sentence, with respect to those Equity Agreements identified on Annex B which by their terms provide for payment of a cash bonus upon a Change of Control (as defined therein), each of which is identified as such on Annex B (the “Cash Bonus Equity Agreements”), the Company’s obligation to make the remaining two annual cash bonus payments under the terms of Sections 2.2(b) and 2.2(c) of the Cash Bonus Equity Agreements (each consisting of one-third (1/3) of the total amount of cash bonus) following the Closing shall survive the Closing, subject to the conditions specified in the Cash Bonus Equity Agreements.
               (ii) The Company shall pay the respective amounts set out on Annex C hereto (the “Bonus Payments”) to the individuals listed thereon (the “Bonus Participants”), less all applicable withholding amounts. The Significant Shareholders will ensure that the Bonus Participants acknowledge in writing the receipt of the Bonus Payments and that no entity in the Company Group has any further obligations to the Bonus Participants as a result of the consummation of the transactions contemplated by this Agreement.
               (iii) The Company shall pay to the Bank (as defined below) by wire transfer in immediately available funds an amount equal to the lesser of (1) the total amount of available cash held by the “Company Group” (as defined in Section 2.1(b)(i)) (after reductions, without duplication, for the payments made, and the amounts withheld, pursuant to Sections 1.4(a)(i) and 1.4(a)(ii), for the cash in the “Reserve Account” (as defined in Section 4.1(n)) and for the cash (approximately $68,000) held for the account of the Company at Abu Dhabi Commercial Bank (the “Cash Deposit”)) (the “Closing

Date Cash Balance”) and (2) the total balance of outstanding Indebtedness (as defined in Section 2.1(t)) of the Company owed to National Bank of South Carolina (the “Bank”) pursuant to that certain Loan Agreement, dated as of September 28, 2006, and that certain renewal line of credit, dated October 22, 2008 (collectively, the “Loan Agreement”), between the Bank and the Company and any other promissory notes from the Company to the Bank (collectively, the “Bank Debt”).
          (b) To the extent that the Bank Debt is not fully satisfied through the application of the Closing Date Cash Balance pursuant to Section 1.4(a)(iii), the balance of the Bank Debt will be paid in full on the Closing Date from the Cash Purchase Price. In exchange therefor, the Seller Parties will cause the Bank to acknowledge the full satisfaction of the Bank Debt, to cancel all promissory notes from the Company to the Bank, and to deliver to Buyer documentation, to the satisfaction of Buyer, signed by the Bank evidencing the satisfaction in full of the Bank Debt and releasing all Liens on or against any assets of the Company, any “Subsidiary” (as defined in Section 2.1(b)(ii)) and any Affiliated Entity.
          (c) To the extent that the Transaction Expenses (as defined below) are not fully satisfied as of the Closing and the Sellers’ Representative provides written notice to Buyer at least one business day prior to the Closing Date detailing the unsatisfied amount(s) of such Transaction Expenses, together with wire instructions for the payment of such amounts, Buyer shall pay an amount equal to the balance of such Transaction Expenses out of the Cash Purchase Price to such account or accounts as the Company specifies in writing to Buyer. For purposes hereof, the “Transaction Expenses” shall mean the legal, accounting, financial advisory and other third party advisory or consulting fees and expenses incurred by the Company, any of its Subsidiaries, any of the Affiliated Entities and/or the Sellers in connection with the transactions contemplated by this Agreement and not paid prior to the Closing (including, amounts payable to (a) McColl Partners, (b) King & Spalding LLP, (c) Burkett, Burkett & Burkett, and (d) Nelson Mullins Riley & Scarborough). Transaction Expenses shall not include amounts included as Equity Payments.
          (d) On the Closing Date, the Buyer shall pay an amount equal to the Cash Escrow Amount out of the Cash Purchase Price to the Cash Escrow Agent to such account or accounts as the Company specifies in writing to Buyer.
     1.5. Working Capital.
          (a) Baseline Working Capital Amount; Working Capital Amount. The “Baseline Working Capital Amount” shall mean Four Million Three Hundred Eighty-Four Thousand Dollars ($4,384,000). The “Working Capital Amount” shall mean an amount equal to (i) the consolidated current assets of the Company Group minus (ii) the consolidated current liabilities of the Company Group. In calculating the Working Capital Amount, the calculation shall be performed in a manner consistent with the example of the net working capital calculation attached hereto as Annex D (the “Net Working Capital Example”). For the avoidance of doubt, for purposes of the calculation of the Working Capital Amount, (t) no accrual shall be made with respect to personal/sick leave time available to employees of the Company Group, (u) the amount of cash held in the Reserve Account, if any, shall not be treated as a current asset; however, the amount of the Cash Deposit, if any, held for the account of the

Company as of the Closing Date, as well as any other cash, if any, held by the Company as of the Closing Date (after payment of the amounts specified in Section 1.4(a)), shall be treated as a current asset; (v) except as otherwise provided in clause (z) below, the current portion of all deferred Tax assets (including deferred Tax assets resulting from any income tax deductions described in Section 3.9(d)), shall be treated as current assets, (w) all deferred Tax liabilities of the Company Group shall be properly accrued on the balance sheet of the Company Group in accordance with generally accepted accounting principles of the United States (“GAAP”), (x) all Tax liabilities (and associated costs and expenses) for federal, state and local income Taxes that are taken into account in determining the Reserve Account shall be excluded from the current liabilities, (y) as reflected on Annex D, the LTM Advance and any deferred liabilities (other than the current portion of deferred Tax liabilities) shall be excluded from the calculation of current liabilities, and (z) the Insurance Tail Coverage (and any tax benefit arising from the premiums paid or to be paid with respect thereto) shall not be included as a current asset of the Company Group.
          (b) Post-Closing Determination.
               (i) Within thirty (30) calendar days after the Closing Date, Buyer will conduct a review of the Working Capital Amount as of the Closing Date (the “Closing Date Working Capital Amount”) and will prepare and deliver to Shareholders’ Representative a balance sheet of the Company Group as of the Closing Date (the “Closing Date Balance Sheet”) together with a computation of the Closing Date Working Capital Amount. The Closing Date Balance Sheet shall be prepared in accordance with the GAAP using the same accounting methods, policies, practices and procedures, with consistent classification, judgments and estimation methodology as were used in preparation of the Most Recent Balance Sheet (provided that in the event of any conflict between GAAP and consistency, GAAP will control).
               (ii) The Company and Buyer will make available to Shareholders’ Representative all records and work papers used in preparing the Closing Date Balance Sheet. If Shareholders’ Representative disagrees with the computation of the Closing Date Working Capital Amount or the items reflected on the Closing Date Balance Sheet, Shareholders’ Representative may, within thirty (30) calendar days after receipt of the Closing Date Balance Sheet, deliver a notice (a “Working Capital Objection Notice”) to Buyer specifically identifying those items of the Closing Date Balance Sheet prepared by Buyer to which Shareholders’ Representative is objecting and the amounts with respect thereto that Shareholders’ Representative asserts to be the correct amounts and setting forth Shareholders’ Representative’s calculation of the Closing Date Working Capital Amount as of the Closing Date. If Shareholders’ Representative does not deliver a Working Capital Objection Notice within such thirty (30) calendar day period, then the Closing Date Working Capital Amount shall be deemed to be finally determined as the amount calculated by Buyer. If Shareholders’ Representative timely delivers a Working Capital Objection Notice to Buyer, Shareholders’ Representative and Buyer will use reasonable efforts to resolve any disagreement as to the computation of the Closing Date Working Capital Amount as soon as practicable, but if they cannot reach a final resolution within thirty (30) calendar days after Buyer has received the Working Capital Objection Notice, Buyer and the Shareholders’ Representative will jointly retain the

Charlotte, North Carolina office of KPMG (the “Working Capital Firm”) to resolve their disagreement. Buyer and Shareholders’ Representative will direct the Working Capital Firm to render a determination within thirty (30) calendar days of its retention and Buyer and Shareholders’ Representative and their respective agents will cooperate with the Working Capital Firm during its engagement. The Working Capital Firm will consider only those items and amounts in the Closing Date Balance Sheet set forth in the Working Capital Objection Notice which Buyer and Shareholders’ Representative are unable to resolve. In resolving any disputed item, the Working Capital Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Working Capital Firm’s determination will be based on such review as the Working Capital Firm deems necessary to make its determination, and on the definition of the Closing Date Working Capital Amount (and rules governing the calculation thereof) included herein. The determination of the Closing Date Working Capital Amount by the Working Capital Firm will be conclusive and binding upon Buyer and Sellers. Buyer, on the one hand, and Sellers, on the other hand, shall bear the costs and expenses of the Working Capital Firm based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party. The Closing Date Working Capital Amount, as finally determined pursuant to this Section 1.5(b), is referred to herein as the “Actual Closing Date Working Capital Amount.”
          (c) Payment of Working Capital Adjustments.
               (i) If the Actual Closing Date Working Capital Amount exceeds the Baseline Working Capital Amount, Buyer shall, within five (5) business days after the determination thereof, pay to the Shareholders’ Representative (for the benefit of the Sellers) an amount equal to the amount by which (A) the Actual Closing Date Working Capital Amount exceeds (B) the Baseline Working Capital Amount. Such payment shall be payable by Buyer to Shareholders’ Representative (or, at the election of the Shareholders’ Representative, to the Cash Escrow Agent) in accordance with written instructions to be provided by Shareholders’ Representative to Buyer no less than one (1) business day after the determination thereof. Such payment shall be made by Buyer to Shareholders’ Representative in cash by wire transfer of immediately available funds in United States Dollars to the account designated by Shareholders’ Representative.
               (ii) If the Actual Closing Date Working Capital Amount is less than the Baseline Working Capital Amount, Sellers, shall, within five (5) business days after the determination thereof, pay to Buyer an aggregate amount equal to the amount by which (A) the Baseline Working Capital Amount exceeds (B) the Actual Closing Date Working Capital Amount. Any such payment obligation will first be satisfied by the Shareholders’ Representative using the Cash Escrow Amount (to the extent held in escrow), with the balance of any unsatisfied payment obligation to be payable jointly and severally by Sellers to Buyer in accordance with written instructions to be provided by Buyer to the Shareholders’ Representative and, if applicable, to the Sellers or any one of them no less than one (1) business day after the determination thereof. Such payments shall be made in cash by wire transfer of immediately available funds in United States Dollars to the Company to an account designated by the Company.

               (iii) If, pursuant to Section 1.5(a) above, a dispute exists as to the final determination of the Actual Closing Date Working Capital Amount, the Company and Buyer, on one hand, and Sellers, on the other hand, shall promptly pay to the other, as appropriate in accordance with Sections 1.5(c)(i) and 1.5 (c)(ii), such amounts as are not in dispute, pending final determination of such dispute pursuant to Section 1.5(b).
     1.6. Restricted Securities; Restrictions on Transfer. The Company, the Significant Shareholders and the Shareholders’ Representative hereby acknowledge and agree and, by executing and delivering the Individual Seller Agreements connection with the Closing, each other Seller individually acknowledges and agrees to the following:
          (a) Each Seller acknowledges that such Seller is aware that the issuance of the Common Stock in connection with the Agreement has not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Each Seller is acquiring the Common Stock hereunder for its own account and not with a view to a distribution within the meaning of Section 2(11) of the Securities Act. The Common Stock acquired by such Seller shall be subject to the restrictions of the Buyer’s Insider Trading Policy and all applicable United States securities trading laws and regulations. Each Seller has such knowledge and experience in financial and business matters in general and investments in particular so as to be capable of evaluating the merits and risks of the acquisition of the Common Stock hereunder, and each Seller has been advised by persons sophisticated in these matters and has retained legal counsel in connection with the transactions contemplated hereby.
     Until the Common Stock is eligible for resale under Rule 144 promulgated under the Securities Act (“Rule 144”), all certificates representing Common Stock issued hereunder shall bear the following legend:
“The shares of Common Stock of Michael Baker Corporation have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be sold or otherwise disposed of except pursuant to an effective registration statement under such Act and applicable state securities laws or there is presented to Michael Baker Corporation an opinion of counsel reasonably satisfactory to Michael Baker Corporation to the effect that registration is not required.”
          (b) Each Seller hereby agrees not to sell, offer, contract or grant any option to sell (including without limitation any short-sale) pledge, transfer, establish a “put-equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of any of the Common Stock received as a result of the Stock Purchase Price for a period commencing on the Closing Date and continuing for a period through and including the six (6) month anniversary of the Closing Date. Without limiting the foregoing, each Seller further agrees that the foregoing limitations shall apply to the Escrow Shares for a period commencing on the Closing Date and continuing through the end of the Escrow Period.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
     2.1. Representations and Warranties by the Significant Shareholders and the Company Group. The Significant Shareholders and the Company Group jointly and severally represent and warrant to Buyer, except as set forth in the disclosure schedule delivered to Buyer by Sellers and the Company and attached hereto (the “Disclosure Schedule”), as follows:
          (a) Title to Shares. Sellers are the sole registered and beneficial owners of the Shares, and have, and at the Closing will transfer to Buyer (or its designee as contemplated by Section 1.1(b)), good and marketable title to the Shares and will transfer the Shares free and clear of all security interests, liens, restrictions, pledges, charges, escrows, options, rights of first refusal, mortgages, indentures, security agreements or other encumbrances (each a “Lien” and, collectively, “Liens”), and with no restriction on the voting rights, transfer rights and the other incidents of record and beneficial ownership pertaining to the Shares. The Company directly or indirectly legally and beneficially owns all of the issued and outstanding capital stock of each Subsidiary.
          (b) Organization, Standing and Power.
               (i) Section 2.1(b)(i) of the Disclosure Schedule contains a complete and accurate list for the Company of the jurisdiction of incorporation of and each other jurisdiction in which it is authorized to do business. The Company is a corporation duly organized, validly existing and in good standing under the laws of South Carolina and has all requisite corporate power and authority to own, lease and operate its properties and to carry out its business as now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the ownership or use of properties owned by it, or the nature of the activities conducted by it, requires such qualification except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, a “Material Adverse Effect” means an event, circumstance or condition which: (A) if quantifiable, would result in a cost, liability or other expense of more than $250,000 or (B) if not quantifiable, could otherwise reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company, any Subsidiary or any Affiliated Entity (collectively, the “Company Group”), taken as a whole, or upon the Company or The LPA Group of North Carolina, P.A., a North Carolina professional corporation (the “North Carolina Affiliated Entity”) or the Company’s or the North Carolina Affiliated Entity’s ability to perform under this Agreement; provided, however, that the following shall not be taken into consideration in determining whether a Material Adverse Effect has occurred: (A) any change in general national or regional economic or financial conditions, except to the extent such change disproportionately affects the Company Group, taken as a whole, the Company or the North Carolina Affiliated Entity, (B) any change in economic conditions affecting the Company Group’s industry, except to the extent such change disproportionately affects the Company Group, taken as a whole, the Company or the North Carolina Affiliated Entity, (C) any change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities or changes imposed by a Governmental Authority associated with additional security, except to the extent such change disproportionately affects the Company Group, taken as a whole, the

Company or the North Carolina Affiliated Entity, (D) any change in laws, except to the extent such change disproportionately affects the Company Group, taken as a whole, the Company or the North Carolina Affiliated Entity, (E) any change related to or arising from any action to be taken pursuant to or in accordance with this Agreement, or (F) any change related to or arising from the announcement or pendency of the transactions contemplated hereby.
               (ii) Section 2.1(b)(ii) of the Disclosure Schedule contains a complete and accurate list of each subsidiary of the Company (each a “Subsidiary” and, collectively, the “Subsidiaries”) and for each Subsidiary, identifies its jurisdiction of incorporation and each other jurisdiction in which it is authorized to do business. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation as set forth on Section 2.1(b)(ii) of the Disclosure Schedule and has all requisite corporate power and authority to own, lease and operate its properties and to carry out its business as now being conducted. Each Subsidiary is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the ownership or use of properties owned by it, or the nature of the activities conducted by it, requires such qualification except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect. The Company does not directly or indirectly own any capital stock of, or other equity interests in, any entity, except as set forth on Section 2.1(b)(ii) of the Disclosure Schedule.
               (iii) Section 2.1(b)(iii) of the Disclosure Schedule contains a complete and accurate list for each Affiliated Entity of its jurisdiction of incorporation and each other jurisdiction in which it is authorized to do business. Each Affiliated Entity is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation as set forth on Section 2.1(b)(iii) of the Disclosure Schedule and has all requisite corporate power and authority to own, lease and operate its properties and to carry out its business as now being conducted. Each Affiliated Entity is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the ownership or use of properties owned by it, or the nature of the activities conducted by it, requires such qualification except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect. No Affiliated Entity owns, directly or indirectly, any capital stock of, or other equity interests in, any entity.
               (iv) The Company has delivered to Buyer true, correct and complete copies of all of the organizational documents of the Company and each other entity in the Company Group, in each case as currently in effect.
               (v) The Company has delivered to Buyer true, correct and complete copies of the organizational documents of the Company’s Louisiana TIMED Managers joint venture (the “LTM JV”).
          (c) Binding Agreement. This Agreement has been duly executed and delivered by each of the Seller Parties and by the Shareholders’ Representative pursuant to all necessary authorization and is the valid and binding obligation of each Seller Party and the Shareholders’ Representative, enforceable against such Seller Party and the Shareholders’ Representative in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (d) Conflicts; Consents. Except as set forth on Section 2.1(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor compliance by the Sellers Parties with any of the provisions hereof will: (i) conflict with or result in a breach of the charter, by-laws or other constitutive documents of the Seller Parties, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any contract identified on Section 2.1(l) of the Disclosure Schedule, (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to the Seller Parties or any Subsidiary or a Seller Party’s or any Subsidiary’s properties or assets, or (iv) result in the imposition or creation of any Lien upon or with respect to the Shares or the assets of the Company or any other entity in the Company Group. Except as set forth on Section 2.1(d) of the Disclosure Schedule, no consent or approval by, or any notification of or filing with, any public body or authority is required to be obtained or made at or prior to the Closing by the Seller Parties or any Subsidiary, in connection with the execution, delivery and performance by the Seller Parties of this Agreement or the consummation of the transactions contemplated hereby.
          (e) Capitalization; Equity Interests. Section 2.1(e) of the Disclosure Schedule sets forth the authorized capital stock and the number of issued and outstanding shares of each class of stock of the Company and each other entity in the Company Group, together with the names of the holders of all such outstanding shares and the percentage of outstanding shares held by each such holder. Except as set forth on Section 2.1(e) of the Disclosure Schedule, there are no other shares of capital or other equity securities of the Company or any other entity in the Company Group issued or outstanding. All of the Shares and the capital stock of any Subsidiary are validly issued and outstanding, fully paid and nonassessable. Neither Sellers nor any other any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority (each, a “Person”) is entitled to any preemptive or similar rights with respect to the Shares or the capital stock of any Subsidiary. Except as otherwise noted in Section 2.1(e) of the Disclosure Schedule, there are no options, warrants, call agreements, convertible securities or other rights, agreements, arrangements or commitments or of any character relating to the capital stock of the Company or any other entity in the Company Group or obligating Sellers, the Company or any other entity in the Company Group to issue or sell any of the Shares or any other shares of capital stock of, or any other interest in, the Company or any other entity in the Company Group. Except for the shareholder agreements listed in Section 2.1(e) of the Disclosure Schedule (the “Existing Shareholder Agreements”), all of which shall be terminated effective at or prior to Closing as contemplated by Section 4.1(s), there are no agreements relating to the Shares or the capital stock of the Company or any other entity in the Company Group to which Sellers, the Company or any other entity in the Company Group is a party or by which any of them is bound.
          (f) Material Facts; Disclosure. To the Company’s Knowledge, none of this Agreement, the Disclosure Schedule, the Individual Seller Agreements and the certificates delivered to Buyer by a Seller Party pursuant to Section 4.1 contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated

herein or therein or necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.
          (g) Customers. Section 2.1(g) of the Disclosure Schedule sets forth (i) the name of each customer that generated revenues for the Company or any other entity in the Company Group with an aggregate value for each such customer of $500,000 or more during each of the calendar years 2009 and 2008 and (ii) the amount of which each such customer was invoiced during each such periods. Each of those customers marked with an asterisk listed on Section 2.1(g) of the Disclosure Schedule constituted ten percent (10%) or more of the gross annual revenues of the Company Group during such calendar year. Neither the Company nor any other entity in the Company Group has received any written or, to the Company’s Knowledge, oral notice that any customer listed on Section 2.1(g) of the Disclosure Schedule either (A) has ceased, or will cease, to use the services of the Company or any other entity in the Company Group pursuant to the customer’s current arrangement or contract with any entity in the Company Group, (B) has substantially reduced or will substantially reduce, the use of the services of the Company or any other entity in the Company Group or (C) has sought, or is seeking, to reduce the price it will pay for services of the Company or any other entity in the Company Group, including in each case after the consummation of the transactions contemplated hereby. To Company’s Knowledge, no customer of the Company or any other entity in the Company Group has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement. Except as disclosed on Section 2.1(g) of the Disclosure Schedule, to the Company’s Knowledge, (i) the Company and each other entity in the Company Group have timely performed their respective obligations under each ongoing contract or commitment obligating such entity to sell or deliver products or perform services, (ii) neither the Company nor any other entity in the Company Group has received or recognized revenue in excess of the percentage of work completed under any such contract or commitment, and (iii) no such contract or commitment could reasonably be expected to result in a loss upon completion of performance in accordance with the terms applicable thereto. For purposes of this Agreement, as to a particular matter, the “Company’s Knowledge” shall mean (i) the actual knowledge of Arthur E. Parrish, R. Glen Lott, Elham Farzam, Amir Fouladgar, Mark Friendly, Ken Holt, Paul Holt, Harold Linnenkohl, Robert Probst, Dain Riley and Dennis Wiehl (the “Knowledge Group”), or any one of them, as to such matter or (ii) such knowledge as any individual in the Knowledge Group would have after making such inquiry as would be reasonable under the circumstances.
          (h) Absence of Changes. Since December 31, 2009, there has been no change or event having, or which reasonably could be expected to result in, a Material Adverse Effect. Except as set forth in Section 2.1(h) of the Disclosure Schedule and except as contemplated by Section 4.1(b), since December 31, 2009, the Company and the other entities in the Company Group have conducted their business only in the ordinary course of business consistent with past practice. Without limiting the foregoing, since December 31, 2009, there has not been any:
               (i) change in the authorized or issued capital stock of the Company or any other entity in the Company Group; grant of any stock option or right to purchase shares of capital stock of the Company or any other entity in the Company Group; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company or any other entity in the Company Group of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;
               (ii) amendment to the organizational documents of the Company or any other entity in the Company Group;
               (iii) payment or increase, or commitment to pay or increase, by the Company or any other entity in the Company Group of any bonuses, salaries, or other compensation to any shareholder, director, officer, agent, consultant or (except in the ordinary course of business consistent with past practice) employee or entry into any employment, severance, or similar contract with any shareholder, director, officer, agent, consultant or employee;
               (iv) adoption of, or increase in the payments to or benefits under any Plan (as defined in Section 2.1(o)) for or with any employees of the Company or any other entity in the Company Group;
               (v) damage to or destruction or loss of any asset or property of the Company or any other entity in the Company Group whether or not covered by insurance which could be expected to have a Material Adverse Effect;
               (vi) entry into, failure to renew, termination of, or receipt of notice of termination of (i) any license (other than end-user licenses in the ordinary course of business consistent with past practice), vendor, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or any other contract or transaction (or series of related contracts or transactions), other than contracts or transactions with sub-consultants, involving a total remaining commitment by the Company or any other entity in the Company Group of at least $500,000, and (ii) any contracts with sub-consultants with respect to the Company Group’s projects listed on Schedule 2.1(h) and (iii) any contract or transaction (or series of related contracts or transactions) pursuant to which the Company or any other entity in the Company Group currently expects to receive in excess of $500,000 in the aggregate, including contracts with customers involving the provision of goods or services meeting the foregoing dollar threshold;
               (vii) sale (other than sales of inventory in the ordinary course of business consistent with past practice), lease, or other disposition of any asset or property of the Company or any other entity in the Company Group or Lien on any material asset or property of the Company or any other entity in the Company Group;
               (viii) cancellation or waiver of any claims or rights with a value to the Company Group in excess of an aggregate of $50,000;
               (ix) change in the accounting methods used by the Company or any other entity in the Company Group;

               (x) incurrence or assumption by the Company or any other entity in the Company Group of any Indebtedness or any other obligation or liability, absolute, accrued, contingent or otherwise, except current liabilities in the ordinary course of business consistent with past practice, or the incurrence of any Lien upon the assets of the Company or any other entity in the Company Group;
               (xi) capital expenditures, additions or improvements by the Company or any other entity in the Company Group in excess of an aggregate of $150,000;
               (xii) institution, settlement or agreement to settle any litigation, action or proceeding by the Company or any other entity in the Company Group other than in the ordinary course of business consistent with past practice;
               (xiii) failure by the Company or any other entity in the Company Group to maintain in full force and effect policies of insurance in effect at December 31, 2009;
               (xiv) election or change in any election, change in any annual accounting period, filing of any amended tax return, entry into any closing agreement, settlement of any claim for Taxes or assessment of Taxes relating to the Company or any other entity in the Company Group, surrender of any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim for Taxes or assessment of Taxes relating to the Company or any other entity in the Company Group, or other similar action relating to the filing of any tax return or the payment of any Taxes, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action could have the effect of increasing the liability for Taxes of the Company or any other entity in the Company Group for any period ending after the Closing Date or decreasing any tax attribute of the Company or any other entity in the Company Group existing on the Closing Date;
               (xv) entry into, or commitment to enter into, any Affiliate Transaction; or
               (xvi) written, or, to the Company’s Knowledge, oral agreement by the Company or any other entity in the Company Group to do any of the foregoing.
          (i) Tax Matters.
               (i) The taxable income of the Company and each other entity in the Company Group is determined under the “cash receipts and disbursements method” as defined in section 1.446-1(c)(1)(i) of the Treasury Regulations. The Company and each other entity in the Company Group have filed on a timely basis all federal, state, local and foreign tax returns and tax reports that are required to be filed by or with respect to the activities of the Company Group and that were due prior to the date hereof and the Closing Date with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and such tax returns and tax reports are true, correct and complete. The Company and each other entity in the Company Group has paid or caused to be paid on a timely basis and within the time and in the manner prescribed by law all income, profits, franchise, sales, use, occupation, property, excise, employment and other taxes (including interest, penalties and withholdings payable in respect of such taxes) (collectively, “Taxes”) due from and payable by or with respect to the Company or any other entity in the Company Group for all tax periods prior to Closing. The Most Recent Balance Sheet (referred to in Section 2.1(q)) properly reflects all deferred tax liabilities of the Company Group in accordance with GAAP. The Company has made available to Buyer complete, current and correct copies of the Company’s and each other entity in the Company Group’s tax returns which were requested by Buyer.
               (ii) Neither the Company nor any other entity in the Company Group has taken, and Seller Parties have not caused or permitted the Company or any other entity in the Company Group to take, any action that would require an adjustment pursuant to Section 481 of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of a change in accounting method or otherwise (other than a change in accounting method resulting from the transactions contemplated by this Agreement), and there is no application pending with any Governmental Authority requesting permission for any changes in any accounting period. Neither the Company nor any other entity in the Company Group has filed a consent under Section 341(f)(1) of the Code or agreed to have the provisions of Section 341(f)(2) of the Code apply to any disposition of “subsection (f) assets” as such term is defined in Section 341(f)(4) of the Code.
               (iii) Except as set forth on Section 2.1(h)(iii) of the Disclosure Schedule, (A) no Tax assessment or deficiency which has not been paid has been made or proposed against the Company or any other entity in the Company Group, (B) none of the tax returns or tax reports are being, or to the Company’s Knowledge, threatened to be, examined or audited, (C) no consents waiving or extending any applicable statutes of limitations for such tax returns, or any Taxes required to be paid thereunder, have been filed, and (D) there are no Liens for unpaid Taxes on any of the assets of the Company or any other entity in the Company Group.
               (iv) None of the tax returns contains any position which is or could be subject to penalties under Section 6662 of the Code.
               (v) Neither the Company nor any other entity in the Company Group is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
               (vi) All Taxes that the Company or any other entity in the Company Group is or was required by a Governmental Authority to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.
               (vii) Neither the Company nor any other entity in the Company Group (other than LPA Group of Canada, Inc.) is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

          (viii) Neither the Company nor any other entity in the Company Group is subject to any Tax sharing agreement, plan or policy that has application on or after the Closing Date. Neither the Company nor any other entity in the Company Group is liable for any Tax of any other Person under Treasury Regulation Section 1.1502-6 or otherwise.
          (ix) Each Plan that provides for nonqualified deferred compensation has, since January 1, 2005, been operated and maintained materially in accordance with a good faith, reasonable interpretation of Section 409A of the Code, as determined under applicable guidance of the Department of Treasury and IRS, as was in effect from time to time, with respect to amounts deferred (within the meaning of Section 409A of the Code) after January 1, 2005.
          (j) Assets, Property and Related Matters.
          (i) Except as set forth in Section 2.1(j)(i) of the Disclosure Schedule, the Company or another entity in the Company Group has good title to, or a valid leasehold interest in, as applicable, all of the properties and assets (whether real, personal or mixed, and whether tangible or intangible) that are reflected on the Most Recent Balance Sheet (referred to in Section 2.1(q) hereof) free and clear of all Liens, other than “Permitted Liens” (as defined below). Except as set forth on Section 2.1(j)(i) of the Disclosure Schedule, none of the Sellers nor any Related Persons (as defined below) of the Sellers own any properties or assets necessary for the conduct of the business currently conducted by the Company or any other entity in the Company Group. The assets of the Company Group comprise all of the assets required for the conduct of the business currently conducted by the Company Group. “Related Persons” shall mean (A) any immediate family member of an individual, (B) any entity in which such individual or an immediate family member of such individual has a material financial interest, and (C) any entity with respect to which such individual serves as a director, officer, partner, member, trustee or in a similar capacity. “Permitted Liens” means (A) Liens for Taxes not yet due and payable, (B) statutory Liens of landlords, (C) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and not yet delinquent, (D) Liens described in Section 2.1(j)(i) of the Disclosure Schedule, (E) with respect to the leased real property only, Liens and easements due to zoning and subdivision laws and regulations not violated by the current use of the leased real property and which, individually or in the aggregate, do not materially impair the use, operation or occupancy thereof, and (F) with respect to the leased real property only, reservations, restrictions, easements, limitations, conditions and other Liens of public record which, individually or in the aggregate, do not materially impair the use, operation or occupancy thereof.
          (ii) Section 2.1(j)(ii) of the Disclosure Schedule sets forth a list of all real property owned or leased by the Company or any other entity in the Company Group. With respect to property leased by the Company or any other entity in the Company Group in connection with its business as indicated on Section 2.1(j)(ii) of the Disclosure Schedule, (A) the Company or the relevant other entity in the Company Group is the owner and holder of all the leasehold interests and estates purported to be granted by such leases and has not received any written or, to the Company’s Knowledge, oral notice from any landlord under any such lease that it is in default or breach thereof and (B) to the Company’s Knowledge, all such leases are in full force and effect and constitute valid and binding obligations of the Company or the relevant other entity in the Company Group and of the other parties thereto, enforceable in accordance with their terms. The use, occupancy and ownership or leasing by the Company or any other entity in the Company Group of any buildings, structures or other improvements located at any real property owned or leased by the Company or the relevant other entity in the Company Group does not, to the Company’s Knowledge, violate any zoning ordinances or any other codes or regulations. All of the buildings, structures, improvements and assets reflected on the Most Recent Balance Sheet are in good operating condition and repair (except for ordinary wear and tear and routine maintenance requirements) and are adequate for the uses to which they are being put. No such real property is subject to any pending or, to the Company’s Knowledge, threatened condemnation proceeding by any public or quasi-public agency or other authority.
          (k) Patents, Trademarks and Similar Rights. Section 2.1(k) of the Disclosure Schedule contains a complete and accurate list and summary description of all Intellectual Property (as defined below) owned or used by, or licensed by or from, the Company or any other entity in the Company Group. The Intellectual Property listed on Section 2.1(k) of the Disclosure Schedule constitutes all Intellectual Property that is necessary for the operation of the Company’s and each other entity in the Company Group’s business as currently conducted. Neither Sellers nor any Related Persons of Sellers own any Intellectual Property necessary for the conduct of the business currently conducted by the Company and the other entities in the Company Group. All such Intellectual Property owned by the Company or any other entity in the Company Group is free and clear of all Liens. To the Company’s Knowledge, no Intellectual Property owned by the Company or any other entity in the Company Group infringes in any material respect any rights owned or held by any other Person. To the Company’s Knowledge, no Person is infringing in any material respect the rights of the Company or any other entity in the Company Group in any Intellectual Property. No product or service sold by the Company or by any other entity in the Company Group violates or infringes in any material respect any intellectual property right owned or held by any other Person.
               “Intellectual Property” means any trademark, service mark, service name, trade name, design right, patent or copyright, in each case whether registered or unregistered, and any trade secret, invention, process, formula, technology, know-how, design, utility model, computer software (including documentation and object and source code listings), drawing, proprietary data, research and development data and other intangible property, or any other similar type of proprietary intellectual property right (including any registrations or applications for registration of any of the foregoing and whether or not capable of protection by patent or by registration).
          (l) Material Contracts. Section 2.1(l) of the Disclosure Schedule contains a true and complete list of all contracts, agreements and other instruments to which the Company or any other entity in the Company Group is a party or which is binding on the Company or the relevant other entity in the Company Group relating to or involving: (i) outstanding commitments to pay in excess of $500,000 in the aggregate, excluding contracts with sub-

consultants, but including contracts for the purchase or sale of assets and contracts with vendors or suppliers of goods or services meeting the foregoing dollar threshold; (ii) outstanding commitments with sub-consultants with respect to the Company Group’s projects listed on Schedule 2.1(h); (iii) any restriction on the ability of the Company or any other entity in the Company Group to engage in any business or to do business in any geographic area, (iv) any joint venture or partnership agreement or similar arrangement, (v) any arrangement with any Seller or any affiliate thereof or any officer or director of the Company or the relevant other entity in the Company Group or a member of any such Person’s immediate family, (vi) any contract or arrangement pursuant to which the Company or any other entity in the Company Group will or currently expects to receive in excess of $500,000 in the aggregate in the future, including contracts with customers involving the provision of goods or services meeting the foregoing dollar threshold, (vii) any license pursuant to which the Company or any other entity in the Company Group licenses any Intellectual Property (as licensee or licensor), (viii) any lease pursuant to which the Company or any other entity in the Company Group leases any real property (either as lessee or lessor), (ix) any guaranty or similar undertaking with respect to payment or performance by a third party, (x) any power of attorney, (xi) any business to be transacted outside the United States or with any non-United States party, (xii) any contract, agreement or other instrument between a third party and either Sellers or any Related Persons of Sellers that relates to the business of the Company or any other entity in the Company Group, (xiii) any warranty, (xiv) the incurrence of Indebtedness by the Company or any other entity in the Company Group, (xv) a termination fee or otherwise requiring payment in exchange for the right to terminate such agreement, (xvi) contracts which grant exclusivity, which contain most-favored-pricing clauses or which otherwise restrict or limit the operation of the business of the Company Group, or (xvii) to the Company’s Knowledge, any other contract, agreement or instrument that is material to the Company or any other entity in the Company Group or necessary to the conduct of the business of the Company or any other entity in the Company Group as currently conducted. Neither the Company nor any other entity in the Company Group is in default, and to the Company’s Knowledge, no other party is in default under any such contract, agreement or instrument, and all such contracts, agreements and instruments are in full force and effect and constitute legal, valid and binding obligations of the parties thereto in accordance with their terms.
          (m) Litigation, etc. Except as listed on Section 2.1(m) of the Disclosure Schedule, there are no lawsuits, actions, claims, investigations or legal or administrative or arbitration proceedings (each, an “Action”) in respect of the Company or any other entity in the Company Group pending or, to the Company’s Knowledge, threatened, whether at law or in equity, or before or by any federal, state, county, local, foreign or other government or governmental authority or public agency, court, tribunal, instrumentality, commission, political subdivision, official, department, board, bureau or body (each, a “Governmental Authority”), or any order, award, decision, injunction, judgment, ruling, subpoena or verdict entered, made or rendered (an “Order”) by any Governmental Authority in respect of the Company or any other entity in the Company Group.
          (n) Compliance; Governmental Authorizations. At all times up to and including the Closing Date:

          (i) the Company and each other entity in the Company Group have complied and are in compliance in all material respects with all federal, state, local and foreign laws, ordinances, regulations, interpretations and orders applicable to the Company or any other entity in the Company Group. The Company and each other entity in the Company Group have all federal, state, local and foreign governmental licenses and permits necessary to conduct the business as currently conducted, except where the failure to obtain such licenses or permits would not have a Material Adverse Effect, and all such licenses and permits are in full force and effect.
          (ii) The Company and each other entity in the Company Group validly holds all permits, licenses, certificates and authorizations (“Environmental Permits”) required under all applicable laws, ordinances, regulations, rules, requirements, orders and judgments relating to use, treatment, storage, handling or disposal of materials or the discharge of chemicals, gases or other substances or materials into the environment (the “Environmental Laws”), and all such Environmental Permits are in full force and effect. Neither the Company nor any other entity in the Company Group has violated or are in violation in any material respect of any requirements of any Environmental Laws in connection with the conduct of its business or in connection with the use, maintenance or operation of any real property now or previously owned, used, leased or operated by it or any appurtenances thereto or improvements thereon. There are no present or past conditions relating to the Company or any other entity in the Company Group or relating to any real property now or previously owned, used, leased or operated by it or improvements thereon or real property previously owned, used, leased or operated by the Company or any other entity in the Company Group or any of their present or past affiliates that could lead to any material liability of the Company or any other entity in the Company Group for violation of the Environmental Laws. Neither the Company nor any other entity in the Company Group has received written or, to the Company’s Knowledge, oral notice from any authority charged with the enforcement of Environmental Laws of a violation of any requirements of any Environmental Laws, no proceeding is pending to revoke or limit any Environmental Permit held by the Company or any other entity in the Company Group and there is no basis for any such proceeding.
          (iii) To the Company’s Knowledge, (1) there has been no release of any hazardous or toxic materials, pollutants or contaminants in, on or affecting any properties now or previously owned, leased or operated by the Company or any other entity in the Company Group, (2) no underground storage tanks are located at any property now or previously owned or leased by the Company or any other entity in the Company Group, and (3) all above-ground storage tanks located on any property now or previously owned, leased or operated by the Company or any other entity in the Company Group have been used and maintained in compliance with all applicable legal requirements, and no leakage or spillage has occurred with respect to any such storage tank.
          (iv) Neither Company nor any other entity in the Company Group has received any written or, to the Company’s Knowledge, oral notice that any property now or previously owned, operated or leased by the Company or any other entity in the Company Group is listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as

amended (“CERCLA”), or the Comprehensive Environmental Response, Compensation and Liability Information System List (“CERCLIS”) or on any similar state or foreign list of sites requiring investigation or cleanup; and no Lien has been filed against either the personal or real property of the Company or any other entity in the Company Group under any Environmental Law, regulation promulgated thereunder or order issued with respect thereto.
          (o) Labor Relations; Employees.
          (i) Neither the Company nor any other entity in the Company Group has entered into a contract, arrangement or other agreement with any labor union, trade union or other association representing any employees of the Company or any other entity in the Company Group. There is no labor dispute or work stoppage pending or, to the Company’s Knowledge, threatened against the Company or any other entity in the Company Group, there is no unfair labor practice charge or complaint or other action against the Company or any other entity in the Company Group pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board or any other U.S. or similar foreign governmental authority or agency, during the past three years, there has been no labor strike or work stoppage actually pending or, to the Company’s Knowledge, threatened against or affecting the Company or any other entity in the Company Group, no question concerning representation is pending or, to the Company’s Knowledge, threatened respecting employees of the Company or any other entity in the Company Group, and no written grievance is pending. The Company and each other entity in the Company Group has complied in all material respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No employee of any entity in the Company Group has provided written notice of his or her intention to terminate employment with the entity or Company Group or to terminate his or her employment upon or in connection with the transactions contemplated by this Agreement. To the actual knowledge of the Knowledge Group, or any one of them, no management employee of any entity in the Company Group and no group of employees of any entity in the Company Group has any plans to terminate his, her or their employment, and no entity within the Company Group has a present intention to terminate the employment of any employee. Except as set forth on Schedule 2.1(o)(i), there are no legal actions, proceedings, audits, investigations, charges, claims, complaints, or grievances are pending or, to Company’s Knowledge, threatened respecting, involving, by or on behalf of, any applicant for employment, any current employee or any former employee, or other person performing services, or any class of the foregoing, whether in the form of claims for employment discrimination, harassment, retaliation, wrongful discharge, breach of contract, unfair business practice, unfair labor practices, wage and hour, tort, unfair competition or otherwise.
          (ii) The Company has delivered to Buyer: (A) true and complete copies of each pension, retirement, savings, deferred compensation, and profit-sharing plan (including any trust, custodial or insurance agreements thereunder) and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, vacation policies, holiday pay policies, severance pay policies, sick or personal pay policies, incentive bonus programs, company car policies and service award policies, or other similar plans or arrangements and any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), under which the Company or any other entity in the Company Group has any current or future obligation or liability to make contributions or other payments or to provide compensation or benefits or under which any employee or former employee (or beneficiary of any employee or former employee) of the Company or any other entity in the Company Group has or may have any current or future right to compensation or benefits (the term “plan” shall include any contract, agreement, plan, policy, program or understanding, each such plan being hereinafter referred to individually as a “Plan”); (B) any correspondence from or to the Internal Revenue Service (“IRS”), Department of Labor (“DOL”), or any other Governmental Authority during the last three (3) years relating to such Plan(s) including, but not limited to, any Form 5500 Annual Reports; (C) a list of all such Plan(s) is set forth on the attached Section 2.1(o)(ii)(C) of the Disclosure Schedule; (D) true and complete copies of each employment agreement with respect to individuals to which any entity in the Company Group is a party and any amendments thereto; and (E) a list of any private administrative exemptions from any transactions prohibited by ERISA section 406 that has been granted to the Company or any entity in the Company Group by DOL.
          (iii) Each Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and related trust is a prototype plan that has a favorable opinion letter from the IRS, and, to the Company’s Knowledge, no amendment to, or failure to amend, any such Plan adversely affects its tax qualified status, and with respect to each such Plan: (A) no transaction prohibited by ERISA section 406 has occurred (other than a transaction that is the subject of a statutory or administrative exemption) which would result in a material liability to the Company or any other entity in the Company Group; (B) neither the Company nor any other entity in the Company Group has a material liability to the IRS with respect to any such Plan, including any excise tax liability imposed by Chapter 43 of the Code; (C) neither the Company nor any other entity in the Company Group has any material liability to pay any civil penalty under ERISA sections 502 or 4071; and (D) the Company and each other entity in the Company Group has timely filed all required reports (including, but not limited to, Form 5500 Annual Reports), and all notices and disclosures have been timely provided to affected Plan participants, as required by ERISA and the Code, except and to the extent that such failure would not result in a material liability to the Company or any other entity in the Company Group.
          (iv) Each such Plan which is an “employee welfare benefit plan” within the meaning of ERISA section 3(1) has been operated in all material respects in accordance with ERISA, the Code, and all other applicable laws, including, but not limited to, the requirements of ERISA section 601 and Code section 4980B.
          (v) Neither the Company nor any other entity in the Company Group nor any entity treated or previously treated as a single employer with any member of the

Company Group under Code section 414 maintains or has an obligation to contribute to, and within the six-year period ending on Closing, has not previously maintained or had an obligation to contribute to or had any other liability under or with respect to, a “multi-employer plan” as defined in ERISA section 3(37) or any Plan subject to the funding requirements of ERISA section 303 or Code Section 412 (other than a money purchase pension plan) or to the requirements or coverage of Title IV of ERISA. Neither the Company nor any other entity in the Company Group: (A) maintains, and has not previously maintained a “multiple employer welfare arrangement” as those terms are defined in ERISA section 3(40), or a “voluntary employees’ beneficiary association” as that term is defined in Code section 501(c)(9); (B) has any contract, plan or commitment to create any additional Plans or to materially modify any existing Plan; (C) except to the extent required by ERISA section 601 and Code section 4980B, has agreed to provide health or welfare benefits to any retired or former employees and is not obligated to provide health or welfare benefits to any active employee following such employee’s retirement or termination of employment; or (D) has agreed to “gross up” or otherwise compensate any such individual because of the imposition of any excise tax on a payment to such individual, or (E) has any material liability, nor has taken any action that would give rise to such liability, including under any Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee.
          (vi) There are no lawsuits, actions, claims, investigations or legal or administrative or arbitration proceedings (other than routine uncontested claims for benefits) pending or, to the Company’s Knowledge, threatened, with respect to any Plan or the assets of any Plan. With respect to each Plan, all contributions (including employee salary reduction contributions) and all material insurance premiums that have become due have been paid, and any such expense accrued but not yet due has been properly reflected in the Most Recent Balance Sheet. Except as reflected in the Most Recent Balance Sheet, there is no liability relating to any Plan that could reasonably be expected to have a Material Adverse Effect.
          (vii) All outstanding options for Shares and other equity awards based upon or related to Shares, including without limitation options and awards evidenced by Equity Agreements and/or subject to Equity Payments, may be cancelled, terminated and extinguished prior to the Closing through the provision of Equity Payments, and, except as set forth in Section 2.1(o) of the Disclosure Schedule, no such options or awards, payments with respect to such options or awards, or rights to be granted such options or awards shall be outstanding upon the Closing. The Company has paid at or prior to Closing the one-third (1/3) cash bonus payment required to be made by the Company in connection with the consummation of the Closing under Section 2.2(a) of the Cash Bonus Equity Agreements.
          (viii) Except as set forth on Section 2.1(o) of the Disclosure Schedule, the Purchase and Sale contemplated hereunder will not by itself or in combination with any other event (without regard to whether such event has or may occur) (i) cause any Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee or other service provider of any entity in the Company Group to severance pay, unemployment compensation or any other payment, benefit or award or

(iii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee or service provider.
          (p) Brokers. The Company Group is represented by McColl Partners LLC and the costs and any fees or commissions paid to McColl Partners LLC in connection with the transactions contemplated by this Agreement shall be the sole responsibility of Sellers. Except for McColl Partners LLC, no agent, broker, investment banker or other Person acting on behalf of Sellers or the Company Group or under the authority of Sellers or the Company Group is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.
          (q) Financial Statements.
          (i) The Company has delivered to Buyer audited consolidated balance sheets of the Company Group as of December 31, 2006, 2007, 2008 and 2009, including the notes thereto (the “Consolidated Balance Sheets”), and the related audited statements of income, statement of changes in stockholders’ equity and statement of cash flows for the fiscal years then ended (together with the Consolidated Balance Sheets, collectively the “Financial Statements”). The term “Most Recent Balance Sheet” shall refer to the December 31, 2009 Consolidated Balance Sheet.
          (ii) The Financial Statements and notes thereto are true and correct in all material respects. Each of the Consolidated Balance Sheets fairly presents in all material respects the assets, liabilities and financial condition of the Company Group on a consolidated basis as of the date of such Consolidated Balance Sheet, and each statement of income and cash flows included in the Financial Statements fairly presents in all material respects the results of operations, changes in stockholders’ equity and cash flow of the Company Group for the periods referred to in such statements, in each case in accordance with applicable GAAP (except as expressly noted therein or as disclosed in Section 2.1(q) of the Disclosure Schedule). Notwithstanding the foregoing, it is understood that the leases (the “Automotive Leases”) listed in Section 2.1(q) of the Disclosure Schedule were treated as operating leases in each of the Financial Statements other than those for the calendar year ended December 31, 2009.
          (r) Accounts Receivable. Section 2.1(r) of the Disclosure Schedule lists all accounts receivable of the Company and each other entity in the Company Group that are reflected on the Most Recent Balance Sheet (collectively, the “Accounts Receivable”), and any reserves shown on the accounting records of the Company or any other entity in the Company Group relating to such Accounts Receivable. The Accounts Receivable represent valid and enforceable obligations arising from sales actually made or services actually performed. Unless paid prior to the Closing Date, the Account Receivable are, and will be as of the Closing Date, current and collectible net of the respective reserves shown on the accounting records of the Company and each other entity in the Company Group as of the Closing Date and, subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within eighteen (18) months from the Closing Date. In the event (i) a Buyer Indemnitee receives a payment of Damages pursuant to Section 5.1(a)(i) as a result of a breach of the representation set forth in the preceding sentence and (ii) the Company subsequently receives payment in respect of the particular Account Receivable which gave rise to such payment of Damages (a “Subsequent Payment”), Buyer shall pay over to Sellers’ Representative, for the benefit of Sellers, the amount of such Subsequent Payment.
          (s) No Undisclosed Liabilities. To the Company’s Knowledge, neither the Company nor any other entity in the Company Group has any liabilities of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) which exceed, when taken together in the aggregate for the entire Company Group, $250,000 except for (i) liabilities or obligations reflected or reserved against in the Most Recent Balance Sheets or (ii) current liabilities incurred in the ordinary course of business consistent with past practice since the respective dates thereof and which are reflected on the Closing Date Balance Sheet.
          (t) No Indebtedness. Section 2.1(t) of the Disclosure Schedule lists all Indebtedness of the Company and each other entity in the Company Group. Upon Closing, after giving effect to Section 1.4, the Company Group will have no Indebtedness. Except as indicated on Section 2.1(t) of the Disclosure Schedule, all Liens on the Company’s or any other entity in the Company Group’s assets shall be released as of the Closing Date. “Indebtedness” shall mean, with respect to the Company or any other entity in the Company Group, at any time, without duplication (i) all indebtedness of the Company or any other entity in the Company Group for borrowed money or for the deferred purchase price of property, (ii) all reimbursement and other obligations of the Company or any other entity in the Company Group with respect to letters of credit, bankers’ acceptances and surety bonds, (iii) all obligations of the Company or any other entity in the Company Group evidenced by notes, bonds, debentures or similar instruments, (iv) monetary obligations of the Company or any other entity in the Company Group under any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks arising from fluctuations in interest rates, whether contingent or matured, (v) all Indebtedness referred to in clauses (i)-(iv) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets owned by the Company or any other entity in the Company Group, and (vi) all guarantees of any of the foregoing. For the avoidance of doubt, accounts payable arising in the ordinary course of business, advances by the Company or any other entity in the Company Group and related to the LTM JV, letters of credit issued by Abu Dhabi Commercial Bank (and fully secured by the Cash Deposit) and the Automotive Leases shall not constitute “Indebtedness” for purposes of this Agreement.
          (u) Insurance. Section 2.1(u) of the Disclosure Schedule lists all insurance policies to which the Company or any other entity in the Company Group is a party or, to the Company’s Knowledge, a third party beneficiary. The insurance contracts listed in Section 2.1(u) of the Disclosure Schedule are valid, outstanding and enforceable against the applicable insurer, have not been terminated and all premiums due and payable thereunder have been paid by the Company or the relevant other entity in the Company Group. No written or, to the Company’s Knowledge, oral notice of cancellation or termination has been received by the Company or the relevant other entity in the Company Group with respect to any insurance contract listed in Section 2.1(u) of the Disclosure Schedule. All insurance contracts listed (i) to the Company’s Knowledge, taken together, provide adequate coverage for the assets and operations of the Company and each other entity in the Company Group for all risks to which the

Company or any other entity in the Company Group is normally exposed and (ii) are sufficient for compliance in all material respects with all legal requirements and all contracts by which the Company or any other entity in the Company Group is bound. The Company and each other entity in the Company Group has given timely notice to the insurers of all claims that may be insured.
          (v) Suppliers. Section 2.1(v) of the Disclosure Schedule sets forth (i) the names and addresses of all suppliers, consultants and subcontractors (in each case, including without limitation Sellers and any Related Persons of Sellers) from which the Company or any other entity in the Company Group ordered supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $250,000 or more during calendar year 2009 and (ii) the amount for which each such supplier invoiced the Company or any other entity in the Company Group during such period. Neither the Company nor any other entity in the Company Group has received any notice or has any reason to believe that there has been any material adverse change in the price of such supplies, merchandise or other goods or services, or that any such supplier will not sell supplies, merchandise and other goods to Buyer at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Company or any other entity in the Company Group, subject to general and customary price increases. No supplier of the Company or any other entity in the Company Group has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.
          (w) Affiliate Transactions. Except for the Existing Office Lease Agreements and the New Office Lease Agreements contemplated by Section 4.1(q), and except as set forth on Section 2.1(w) of the Disclosure Schedule, neither the Company nor any of the other entities in the Company Group has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced money to, or is owed money from, or borrowed any money from or entered into or been subject to any management, consulting or similar agreement with, any affiliate, officer, director, employee or shareholder of the Company or any of the other entities in the Company Group or any Related Persons of the Sellers (each, an “Affiliate Transaction”) or has any claim or right (including, but not limited to any Lien) against the Company or any other entity in the Company Group or any of their respective assets.
          (x) No Other Representations. Each Significant Shareholder acknowledges and agrees that except as set forth in this Agreement, the Disclosure Schedules hereto, any Individual Seller Agreement or any other agreements contemplated herein, neither Buyer nor any of its affiliates makes any express or implied representation or warranty with respect to Buyer, Buyer’s affiliates or any other matter.
     2.2. Representations and Warranties by Buyer. Buyer represents and warrants to Sellers as follows:
          (a) Organization, Standing and Power. Buyer is a corporation duly organized and validly existing and is in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now being conducted.

          (b) Authority; Binding Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer pursuant to all necessary corporate authorization and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (c) Conflicts; Consents. Except as set forth on Schedule 2.2(c), neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (i) conflict with or result in a breach of the charter or other constitutive documents of Buyer, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any material agreement binding upon Buyer, or (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to Buyer or its properties or assets. No consent or approval by, or any notification of or filing with, any public body or authority is required to be obtained at or prior to the Closing by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby.
          (d) Brokers. Buyer is represented by Morgan Joseph & Co. Inc. and the costs and any fees or commissions paid to Morgan Joseph & Co. Inc. in connection with the transactions contemplated by this Agreement shall be the sole responsibility of the Buyer. Except for Morgan Joseph & Co. Inc., no agent, broker, investment banker or other Person acting on behalf of Buyer or under the authority of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.
          (e) Common Stock. All of the shares of Common Stock being issued to the Sellers as contemplated by Section 1.2(b) will be, when issued, validly issued and outstanding, fully paid and non-assessable. The issuance of such shares of Common Stock is not subject to any preemptive rights, options, warrants, call agreements or other rights, agreements, arrangements or commitments in favor of any Person.
          (f) SEC Reports.
          (i) As of their respective dates, each report and registration statement filed by Buyer with the United States Securities and Exchange Commission (the “SEC”) since January 1, 2009 and prior to the date of this Agreement (the “SEC Reports”): (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “1933 Act”) or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, as of the time of filing, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (ii) Each set of financial statements (including, in each case, any related notes thereto) contained in the SEC Reports, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes) and each fairly presents in all material respects the financial position of Buyer at the respective dates thereof and the results of its operations and cash flows for the periods indicated.
          (g) Investment. Buyer is acquiring the Shares for its own account and not with a view to a distribution within the meaning of Section 2(11) of the Securities Act. Buyer acknowledges that the Shares have not been registered under the 1933 Act, and that none of the Shares may be transferred, except pursuant to an applicable exception under the 1933 Act. The Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.
          (h) No Other Representations. Buyer acknowledges and agrees that except as set forth in this Agreement, any Individual Seller Agreement or any other agreements contemplated herein, no Seller, and no member of the Company Group, makes any express or implied representation or warranty with respect to the Company Group, the Sellers or any other matter.
ARTICLE III
ADDITIONAL AGREEMENTS
     3.1. Expenses, Sales Taxes. Seller Parties, on the one hand, and Buyer, on the other hand, shall each bear their own costs and expenses (including the expenses of their respective financial, legal, accounting, tax and other relevant representatives) incurred in connection with the transactions contemplated hereby, including any fees or commissions of any broker engaged by such party, and the cost of all income, single business, sales, transfer, use, gross receipts, registration, stamp and similar taxes arising out of or in connection with the transactions contemplated by this Agreement. To the extent not otherwise paid by or on behalf of the Company Group on or prior to the Closing Date, the Significant Shareholders will pay all of the fees and expenses of the Company Group, including any fees or commissions of any broker engaged by the Company Group, and any other representatives of the Company Group.
     3.2. Further Assurances. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any other party for such purposes or otherwise to complete or perfect the transactions contemplated hereby.
     3.3. Public Announcements. The parties shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such release or make any such public statement prior to such consultation.
     3.4. Confidentiality. The terms of that certain Letter Agreement dated as of September 1, 2009 (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. From and after the Closing Date, except to the extent disclosure is required by law, or in response to any governmental authority, or in connection with any claim relating to an alleged breach of this Agreement, each party shall maintain the confidentiality of all information obtained from the other party hereto that is not publicly available and shall use such information only for purposes reasonably related to this Agreement and the transactions contemplated hereby.
     3.5. Employees. Except with respect to those employment agreements listed on Section 2.1(l) of the Disclosure Schedule and identified with the symbol “##” and the Company’s obligation to make the post-Closing cash bonus payments specified in Section 2.2(b) and 2.2(c) of the Cash Bonus Equity Agreements (as contemplated by Section 1.4(a)(i) hereof), Sellers shall be responsible for and shall fully satisfy prior to Closing any payments of any cash, stock or other compensation or consideration, together with any associated liabilities, obligations or expenses with respect thereto, arising under any agreements or arrangements between the Company, any other entity in the Company Group or any Seller, on the one hand, and any employee, agent or consultant of the Company or any other entity in the Company Group, on the other hand, including any employment agreements, equity agreements and change in control or similar agreements, in each case to the extent, but only to the extent, (a) such agreement or arrangement was entered into on or before the Closing Date and (b) such payment of such cash, stock or other compensation or consideration (together with any associated liabilities, obligations or expenses with respect thereto) become due, vested or exercisable prior to the consummation of the Closing or as a result of the consummation of the transactions contemplated by this Agreement. To the extent the obligation to make any of the foregoing payments has not been fully satisfied by Sellers prior to Closing, the Significant Shareholders covenant to promptly make such payment.
     3.6. Due Diligence. Buyer has, with the assistance of its attorneys and accountants, conducted an independent review of the Company Group, and the business, operations, assets, liabilities and financial condition of the Company Group, based, in part, on the information provided to Buyer, its attorneys and accountants by Sellers and the Company Group. Notwithstanding such review, the Significant Shareholders agree that Buyer shall not be prevented from claiming or recovering against the Significant Shareholders or any other Sellers for the Significant Shareholders’, Sellers’ or Company Group’s breach of a representation, warranty or covenant contained herein as provided herein or under applicable law or, in the case of the Minority Shareholders, in an Individual Seller Agreement.
     3.7. Shareholders’ Representative.

          (a) Each Significant Shareholder hereby irrevocably makes, constitutes and appoints Arthur E. Parrish as his, her or its exclusive agent and true and lawful attorney-in-fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including but not limited to: (i) make all decisions relating to the determination of the Actual Closing Date Working Capital Amount; (ii) make all decisions relating to the distribution of any amounts payable or distributable to the Sellers hereunder; (iii) execution and delivery, on behalf of Sellers, the Stock Escrow Agreement and Cash Escrow Agreement and any other document required by this Agreement; (iv) receipt of payments hereunder and under the Stock Escrow Agreement and the Cash Escrow Agreement and the disbursement thereof to the Sellers and others; (v) receipt and forwarding of notices and communications pursuant to this Agreement, the Stock Escrow Agreement and the Cash Escrow Agreement; (vi) administration of this Agreement, the Stock Escrow Agreement, and the Cash Escrow Agreement, including the resolution of any dispute or claim; (vii) the resolution, settlement, or compromise of any claim for indemnification asserted against Sellers pursuant to 5.1(a); (viii) asserting, on behalf of the Sellers, claims for indemnification under Section 5.1(b) and resolving, settling or compromising all such claims; (ix) consent or agree to any amendment to this Agreement, or waiver of any of its terms and conditions; and (x) take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Seller or other Person under any circumstance. In the event that Arthur E. Parrish is unwilling or unable to serve as Shareholders’ Representative, then each Significant Shareholder hereby irrevocably makes, constitutes and appoints R. Glen Lott as Shareholders’ Representative for all purposes of this Agreement. In the event that both Arthur E. Parrish and R. Glen Lott are unwilling or unable to serve as Shareholders’ Representative, then each Significant Shareholder hereby irrevocably makes, constitutes and appoints Mark Friendly as Shareholders’ Representative for all purposes of this Agreement.
          (b) Buyer and the Escrow Agent shall be fully protected in dealing with the Shareholders’ Representative under this Agreement and may rely upon the authority of the Shareholders’ Representative to act as agent of the Sellers. Any payment by Buyer to the Shareholders’ Representative under this Agreement shall be considered a payment by Buyer to the Sellers. The appointment of the Shareholders’ Representative is coupled with an interest and shall be irrevocable by any Seller in any manner and for any reason. This power of attorney shall not be affected by the disability or incapacity of the principal pursuant to any applicable law.
          (c) The Shareholders’ Representative acknowledges that the Shareholders’ Representative has carefully read and understands this Agreement and the form of Individual Seller Agreement to be entered into by the Minority Shareholders, hereby accepts such appointment and designation, and represents that he will act in his capacity as Shareholders’ Representative in strict compliance with and conformance to the provisions of this Agreement.
     3.8. Consents. In any case where a waiver, consent, termination or approval listed on Section 2.1(d) of the Disclosure Schedule has not been obtained prior to Closing, the Shareholders’ Representative shall assist the Buyer after Closing in every reasonable effort to obtain such waiver, consent, termination or approval.

     3.9. Tax Matters.
          (a) The Sellers shall be entitled the benefit of any tax refunds which are paid or credited to any member of the Company Group with respect to any taxable periods (or portions thereof) ending on or prior to the Closing Date, except to the extent that any such refund is attributable to the carryback or other use of tax attributes of the Buyer or its affiliates, including the Company and any other entity in the Company Group, for taxable periods (or portions thereof) that begin after the Closing Date. In particular, and not in limitation of the foregoing, if the estimated payments, deposits or credits made or applied by the members of the Company Group prior to the Closing Date with respect to federal and state income taxes for the 2009 taxable year exceed the aggregate federal and state income tax liabilities shown as due on the federal and state income tax returns of the members of the Company Group for the 2009 taxable year, Buyer shall pay to the Shareholders’ Representative, within 5 days after filing the applicable 2009 income tax returns, an amount equal to any such excess; provided, however, that no payment shall be made under this sentence to the extent that such excess estimated payments, deposits or credits were treated as current assets in the calculation of the Actual Closing Date Working Capital Amount. The same principles shall apply, mutatis mutandis, with respect to the short taxable year of the members of the Company Group that began on January 1, 2010, and will end on the Closing Date. In addition, if the federal and state income tax returns of the members of the Company Group for the 2009 taxable year or for the short taxable period beginning on January 1, 2010 and ending on the Closing Date, reflect a net operating loss, Buyer shall cause the applicable members of the Company Group to carry back any such net operating loss (as well as any other tax attributes capable of being carried back) to prior taxable periods to the maximum extent permitted by law. To the extent that Seller is responsible for the filing of any such federal or state income tax return, Seller shall cause the applicable members of the Company Group to carry back any such net operating loss (as well as any other tax attributes capable of being carried back) to prior taxable periods to the maximum extent permitted by law. Within five (5) days after Buyer or any member of the Company Group receives a refund of any income taxes previously paid (including as a credit to be applied against future tax obligations), Buyer shall pay to the Shareholders’ Representative an amount equal to the amount of the refund so paid or credited, except to the extent any such refund was treated as a current asset in the calculation of the Actual Closing Date Working Capital Amount.
          (b) To the extent that any federal or state net operating loss referred to in Section 3.9(a), or any other income tax attribute of any member of the Company Group for a taxable period (or portion thereof) ending on or prior to the Closing Date, is carried forward to a taxable period (or portion thereof) beginning after the Closing Date (for example, because a relevant jurisdiction prohibits net operating losses or other tax attributes from being carried back or because the net operating losses or tax attributes that are permitted to be carried back are not fully absorbed in prior taxable periods), Buyer shall pay, or shall cause the relevant member of the Company Group to pay, to the Shareholders’ Representative an amount (the “Tax Savings Amount”) equal to the net federal and state income tax savings enjoyed by the members of the Company Group and any other entities (including Buyer) that join with the members of the Company Group after the Closing Date in a consolidated, combined, unitary, joint or other group income tax return; provided, however, that the Tax Savings Amount shall be reduced to the extent that any such net operating loss carryover (or other tax attribute carryover) was treated as a current asset in the calculation of the Actual Closing Date Working Capital Amount. Buyer

shall deliver its computation of the Tax Savings Amount to the Shareholders’ Representative on an annual basis not later than ten (10) days after the relevant federal and state income tax returns are filed for each relevant taxable period that ends after the Closing Date. The Shareholders’ Representative shall have a period of thirty (30) days to provide Buyer with a statement of any disputed items with respect to such Tax Savings Amount computation. If the Shareholders’ Representative and Buyer are unable to reach agreement with respect to any disputed items within a period of fifteen (15) days, all such disputed items shall be submitted to the Working Capital Firm for final resolution. The Working Capital Firm’s determination will be based on such review as the Working Capital Firm deems necessary to make its determination. The Working Capital Firm’s determination will be conclusive and binding upon Buyer and Sellers. Buyer, on the one hand, and Sellers, on the other hand, shall bear the costs and expenses of the Working Capital Firm based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party. If the net operating losses or other tax attributes that were used in computing the Tax Savings Amount for a particular taxable period are adjusted (on audit or otherwise), the Tax Savings Amount for each relevant taxable period (or portion thereof) shall be recomputed, with any decrease in the Tax Savings Amount (as compared to the original computation) being refunded by Sellers to Buyer and any increase in the Tax Savings Amount (as compared to the original computation) being paid by Buyer to the Shareholders’ Representative.
          (c) The parties acknowledge and agree that for all purposes under this Agreement and for all taxable periods (or portions thereof) ending on or prior to the Closing Date, the taxable income of the Company and each other entity in the Company Group shall be determined under the “cash receipts and disbursement method” as defined in section 1.446-1(c)(1)(i) of the Treasury Regulations.
          (d) The parties acknowledge and agree that any income tax deductions to which the Company or any other member of the Company Group is entitled with respect to (i) the Equity Payments made on or before the Closing Date, (ii) the Bonus Payments, (iii) the repayment of the Bank Debt (including deductions for prepayment penalties or previously unamortized debt issuance costs with respect thereto), (iv) the Transaction Expenses, (v) compensation deductions related to previous stock grants, including deductions resulting from the vesting, on or prior to the Closing Date, of any restricted stock, and (vi) payments made on or before the Closing Date to terminate the “Existing Office Lease Agreements” (as defined in Section 4.1(q)), shall be claimed on the federal and state income tax returns to be filed by the Company or by such other member of the Company Group, as appropriate, for the short taxable year ending on the Closing Date. For the avoidance of doubt, Buyer shall not, and shall not permit its Affiliates (including the members of the Company Group) to, treat the “next day” rule of Treasury Regulations section 1.1502-76(b)(1)(ii)(B) or any similar provision of state income tax law as applying to the deductions described in the preceding sentence, and no elections that would result in the ratable allocation of such deductions shall be made under Treasury Regulations section 1.1502-76(b)(2) or any similar provision of state income tax law.
          (e) Burkett, Burkett & Burkett, Certified Public Accountants, shall, in a manner consistent with past practices unless otherwise required by law and in a manner consistent with this Agreement, prepare all tax returns of the Company and each other entity in the Company Group for taxable periods ending on or before the Closing Date and shall submit drafts of such tax returns to Buyer for review and approval (not to be unreasonably withheld, delayed or conditioned) at least thirty (30) days prior to filing such tax returns. The expenses of preparing such tax returns, as well as the expenses of preparing any amended returns or other returns to effect the carryback described in Section 3.9(a), shall be borne by the Sellers to the extent the Reserve Account is not sufficient to cover such expenses.
          (f) Buyer shall, in a manner consistent with past practices unless otherwise required by law and in a manner consistent with this Agreement, prepare all tax returns of the Company and each other entity in the Company Group for taxable periods beginning before and ending after the Closing Date and shall submit drafts of such tax returns to the Sellers’ Representative for review and approval (not to be unreasonably withheld, delayed or conditioned) at least thirty (30) days prior to filing such tax returns. The expenses of preparing such tax returns shall be borne by the Buyer.
     3.10. Insurance Tail Coverage. Following the Closing, the Buyer shall seek to obtain (i) professional liability tail coverage extending for a period of five (5) years from June 30, 2010 the coverage for professional liability (including, but not limited to, the current amounts, current policy limits and current deductible amounts) under each of the insurance policies listed in Section 2.1(u) of the Disclosure Schedule which currently provide for such coverage and (ii) employment practices liability tail coverage extending for a period of one (1) year from June 30, 2010 the coverage for employment practices liability (including, but not limited to, the current amounts, current policy limits and current deductible amounts) under each of the insurance policies listed in Section 2.1(u) of the Disclosure Schedule which currently provide for such coverage for, with coverage in each case being provided for each of the entities in the Company Group and each of their respective current or former officers, directors, members, shareholders and employees and insuring against any claims that may be made against any of them for acts or omissions at or prior to June 30, 2010 (“Insurance Tail Coverage”). If the total premium cost (the “Premium Cost”) to obtain the Insurance Tail Coverage is less than $1,000,000, then, within fifteen (15) business days following the payment of the Premium Cost, Buyer shall pay to the Shareholders’ Representative (for the benefit of the Sellers) an amount equal to thirty percent (30%) of the amount by which (a) $1,000,000 exceeds (b) the Premium Cost. Such payment shall be made by Buyer to Shareholders’ Representative in cash by wire transfer of immediately available funds in United States dollars to the account designated in writing to Buyer by Shareholders’ Representative.
ARTICLE IV
CLOSING CONDITIONS
     4.1. Conditions to Obligations of Buyer. The obligations of Buyer to perform this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived by Buyer:
          (a) Share Certificates and Corporate Records. Buyer shall have received: (i) the share certificates representing the Shares duly endorsed (or accompanied by duly executed stock powers), with signatures, (ii) the corporate seal of the Company and each other entity in the Company Group, (iii) the minute books, share register and share transfer records of the Company and each other entity in the Company Group, and (iv) evidence satisfactory to Buyer of the release or satisfaction of any Liens with respect to the Shares.
          (b) Conversion. Articles of Amendment shall have been filed with the Secretary of State of the jurisdiction of incorporation for each of The LPA Group of North Carolina, P.A., a North Carolina professional corporation, The LPA Group, P.C., a South Carolina professional corporation, and Horizon Architects, P.C., a South Carolina professional corporation, converting such Affiliated Entities to business corporations.
          (c) Opinion of Counsel. Buyer shall have received an opinion, dated the Closing Date, of King & Spalding LLP, counsel to the Company Group, in the form attached hereto as Exhibit A.
          (d) Secretary’s Certificates.
          (i) Buyer shall have received a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, setting forth (i) the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement by the Company and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and (ii) a copy of the Bylaws of the Company certified as being accurate, complete and in full force and effect on the Closing Date.
          (ii) Buyer shall have received a certificate of the Secretary or an Assistant Secretary of each Affiliated Entity, dated the Closing Date, setting forth a copy of the Bylaws of each such Affiliated Entity certified as being accurate, complete and in full force and effect on the Closing Date.
          (e) Organizational Documents.
          (i) Buyer shall have received (A) a copy, certified by the Secretary of the State of South Carolina, of the articles of incorporation of the Company, and (B) a good standing certificate of the Company in South Carolina and in each jurisdiction in which it is registered as a foreign corporation.
          (ii) Buyer shall have received (A) a copy, certified by the Secretary of State of the jurisdiction of incorporation of each Affiliated Entity, of the articles of incorporation of each Affiliated Entity, and (B) a good standing certificate of each Affiliated Entity in the jurisdiction of incorporation of each such Affiliated Entity, and in each jurisdiction in which each such Affiliated Entity is registered as a foreign corporation.
          (f) No Orders or Proceedings. There shall be in effect no order, decree or injunction of a court of competent jurisdiction which either enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement, and no proceeding with respect thereto shall be pending or, to the Company’s Knowledge, threatened.

          (g) Absence of Litigation. No litigation shall have been commenced, pending or threatened which seeks to enjoin, restrain or prohibit any of the parties hereto, or any of the affiliates, officers or directors of any of them, from consummating the transactions contemplated herein.
          (h) Payment of Indebtedness; Payoff Letter and Lien Releases. Buyer shall have received evidence reasonably satisfactory to Buyer that the Company and the other entities in the Company Group have no Indebtedness. Without limiting the foregoing, the Company shall have delivered to Buyer evidence satisfactory to Buyer from National Bank of South Carolina acknowledging the repayment in full of the Bank Debt and waiving and releasing any further rights or Liens it may have against the assets of the Company or the other entities in the Company Group or any of the Shares. All Liens on the Company’s or any other entity in the Company Group’s properties (other than Permitted Liens), including but not limited any Liens held by National Bank of South Carolina, shall have been released by the secured parties and the secured parties shall have agreed to provide appropriate releases and satisfaction pieces to be filed promptly following the Closing.
          (i) Stock Escrow Agreement. Buyer shall have received a copy of an escrow agreement, substantially in the form of Exhibit B (the “Stock Escrow Agreement”), duly executed by Shareholders’ Representative and the Stock Escrow Agent.
          (j) Payments Under Equity Agreements; Cancellation of Options and Awards. Buyer shall have received confirmation, reasonably satisfactory to the Buyer, that the Equity Agreements (referenced in Section 1.4 hereof) have been satisfied and that the Company Group and the Buyer have no further obligation with respect thereto, except as specifically contemplated by Section 1.4. Without limiting the foregoing, the Company shall have paid at or prior to Closing the one-third (1/3) cash bonus payment required to be made by the Company in connection with the consummation of the Closing under Section 2.2(a) of the Cash Bonus Equity Agreements. All outstanding options for Shares and other equity awards based upon or related to Shares, including without limitation options and awards evidenced by Equity Agreements and/or subject to Equity Payments, shall be canceled, terminated and extinguished prior to the Closing, and no such options or awards shall be outstanding upon the Closing. Prior to the Closing, Sellers shall take all actions, including without limitation, obtaining consents from the holders of any options for Shares and other equity awards based upon or related to Shares necessary to give effect to the cancellation, termination and extinguishment of such options and awards. There shall be no outstanding rights to be granted, and no payments shall be due with respect to, any option for Shares and/or equity awards based upon or related to Shares on or following the Closing.
          (k) Forms W-9. Each of the Sellers shall have duly executed, completed in accordance with the instructions thereto, and delivered to Shareholders’ Representative a Form W-9, in the form attached hereto as Exhibit C (each, a “Form W-9”), and Buyer shall have received a copy of each such duly executed and completed Form W-9.
          (l) Individual Seller Agreements. Each of Messrs. Elham Farzam and Paul Holt shall have duly executed and delivered to Buyer an individual Stock Purchase Agreement in the form of Exhibit D (the “Form B Individual Seller Agreements”) and each of the other

Minority Shareholders shall have executed and delivered to Buyer an individual Stock Purchase Agreement in the form of Exhibit E (the “Form A Individual Seller Agreements” and, collectively with the Form B Individual Seller Agreements, the “Individual Seller Agreements”).
          (m) Employment Agreements. Buyer shall have received an executed Employment Agreement from each of Peter W. Graf, Jeffrey M. Kirby, Thomas D. Montgomery, Michael J. Reiter, Mark E. Kistler and Irwin B. Johnson, in each case in substantially the form of Exhibit F attached hereto.
          (n) Establishment of Cash Reserve Account. The Company shall have established and funded a separate cash reserve account in the amount of $5,000 with National Bank of South Carolina (the “Reserve Account”) sufficient to pay all Taxes (and associated costs and expenses) of the Company Group due or to become due with respect to its net taxable income between January 1, 2010 and the Closing Date and Buyer shall have received evidence thereof reasonably satisfactory to Buyer.
          (o) Payment of Taxes. The Company and each other entity in the Company Group shall have paid all Taxes (and associated costs and expenses) due and payable on or before the Closing by the Company or any other entity in the Company Group in accordance with their applicable tax accounting methods, and Buyer shall have received evidence thereof reasonably satisfactory to Buyer.
          (p) Affiliate Transactions. With respect to each of the Affiliate Transactions listed on Section 2.1(w) of the Disclosure Schedule and designated on Section 2.1(w) of the Disclosure Schedule as being a transaction subject to this Section 4.1(p), one or more of the following shall occur: (i) such transaction and each agreement relating thereto with respect to amounts owed to the Company or any other entity in the Company Group (whether or not due on or before the Closing Date) shall have been paid in full, (ii) such transaction shall have been terminated on terms satisfactory to Buyer, or (iii) such transaction and each agreement relating thereto shall have been approved by Buyer in writing, including after any amendment requested by Buyer.
          (q) Execution of New Office Lease Agreements. The Company’s existing lease agreements (the “Existing Office Lease Agreements”) for office space at the Company’s current Columbia, South Carolina and Norcross, Georgia office locations (the “Leased Premises”) shall have been terminated by the parties thereto without any further obligations or liabilities thereunder, and the Company shall have entered into new office lease agreements covering the Leased Premises in the forms attached hereto as Exhibit G-1 and Exhibit G-2 (the “New Office Lease Agreements”).
          (r) Director and Officer Resignations. Buyer shall have received a resignation, effective as of the Closing Date, from each of the directors and officer of the Company and each other entity in the Company Group, each in form and substance reasonably satisfactory to Buyer.

          (s) Termination of Existing Shareholder Agreements. Buyer shall have received evidence, reasonably satisfactory to the Buyer, that the Existing Shareholder Agreements have been terminated by the parties thereto such that the Existing Shareholders Agreements are of no further force and effect, and neither the Buyer, the Company, nor any other entity in the Company Group shall have no further obligations with respect thereto.
     4.2. Conditions to Obligations of Sellers. The obligations of the Significant Shareholders to perform this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived by Shareholders’ Representative:
          (a) Opinion of Counsel. Shareholders’ Representative shall have received an opinion, dated the Closing Date, of Reed Smith LLP, counsel to Buyer, in the form attached hereto as Exhibit H.
          (b) Secretary’s Certificates. Shareholders’ Representative shall have received a certificate of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date, setting forth the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.
          (c) No Orders or Proceedings. There shall be in effect no order, decree or injunction of a court of competent jurisdiction which either enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement, and no proceeding with respect thereto shall be pending or, to the knowledge of Buyer, threatened.
          (d) Absence of Litigation. No litigation shall have been commenced, pending or threatened which seeks to enjoin, restrain or prohibit any of the parties hereto, or any of the affiliates, officers or directors of any of them, from consummating the transactions contemplated herein.
          (e) Consents, Approvals, Etc. Shareholders’ Representative shall have received copies of all duly executed and delivered waivers, consents, terminations and approvals contemplated by Schedule 2.2(c), including any approval required to be obtained from any Governmental Authority, all in form and substance reasonably satisfactory to Shareholders’ Representative.
          (f) Stock Escrow Agreement. Shareholders’ Representative shall have received a copy of the Stock Escrow Agreement, duly executed by Buyer and the Escrow Agent.
          (g) Cash Escrow Agreement. Shareholders’ Representative shall have received a copy of an escrow agreement, substantially in the form of Exhibit I (the “Cash Escrow Agreement”), duly executed by the Cash Escrow Agent.
ARTICLE V
INDEMNITY
     5.1. General.

          (a) Subject to the limitations set forth in this Section 5.1, following the Closing, the Significant Shareholders, jointly and severally, shall indemnify and hold harmless Buyer and its affiliates and its and their former, present and future directors, officers, employees, shareholders and other agents and representatives (collectively, the “Buyer Indemnitees”) from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, Liens, taxes, penalties, obligations and expenses (including reasonable attorney’s fees and disbursements) (collectively, “Damages”) incurred or suffered by any such Buyer Indemnitee, directly or indirectly, as a result of, based upon, arising from or by reason of:
          (i) any misrepresentation or breach of any representation or warranty of Sellers and/or the Company Group contained in this Agreement,
          (ii) any breach of any covenant of Sellers and/or the Company Group contained in this Agreement,
          (iii) any environmental remediation required in connection with any property now or previously owned or operated by the Company or any other entity in the Company Group to the extent not attributable to operations by Buyer at such property,
          (iv) any audit or other review by a Governmental Authority relating to the Company’s or any other entity in the Company Group’s performance on or before the Closing Date pursuant to any agreement between the Company or any other entity in the Company Group and such Governmental Authority, and
          (v) any Taxes payable by, assessed against or relating to (x) the Company or any other entity in the Company Group for taxable periods (or portions thereof) ending on or prior to the Closing Date or (y) the Sellers.
Notwithstanding the foregoing, the liability of the Significant Shareholders for Damages arising under Section 5.1(a)(ii) in respect of a breach of the covenant set forth in Section 6.1 of this Agreement (Restrictions on Competition) shall be several and not joint. For the avoidance of doubt, the Significant Shareholders shall be jointly and severally liability for Damages arising under Section 5.1(a)(ii) in respect of a breach of all other covenants of Sellers and/or the Company Group contained in this Agreement.
          (b) Buyer shall indemnify and hold harmless the Sellers from and against any and all Damages incurred or suffered by the Sellers, directly or indirectly, as a result of, based upon, arising from or by reason of:
          (i) any misrepresentation or breach of any representation or warranty of Buyer contained in this Agreement, and
          (ii) any breach of any covenant of Buyer contained in this Agreement.
          (c) A party seeking indemnification under Article V of this Agreement shall be referred to as an “Indemnified Party” and a party from whom the indemnification is sought under Article V of this Agreement shall be referred to as an “Indemnifying Party”. No Buyer Indemnitee will seek indemnification under Section 5.1(a)(i), Section 5.1(a)(iii) or Section

5.1(a)(iv), as the case may be, until the date on which all unreimbursed claims by parties entitled to indemnification under Section 5.1(a)(i), Section 5.1(a)(iii) and Section 5.1(a)(iv) exceed $300,000 in the aggregate (such amount, the “Deductible Amount”), in which case the Buyer Indemnitees shall be entitled to indemnification only for the amount of Damages exceeding the Deductible Amount. No Seller will seek indemnification under Section 5.1(b)(i) until the date on which all unreimbursed claims by parties entitled to indemnification under Section 5.1(b)(i) exceed the Deductible Amount in the aggregate, in which case the Sellers shall be entitled to indemnification only for the amount of its Damages exceeding the Deductible Amount. Notwithstanding the foregoing, an Indemnified Party may immediately seek reimbursement for the full amount of any Damages (i.e., without having to satisfy the Deductible Amount) for (i) claims under Section 5.1(a)(i) or 5.1(b)(i) arising out of a breach of the representations and warranties contained in Sections 2.1(a), 2.1(c), 2.1(e), 2.1(i), 2.1(p), 2.1(t), 2.2(b), 2.2(d) and 2.2(e) (the “Core Representations”) and (ii) claims arising out of or relating to fraud or willful misconduct. The aggregate liability of the Sellers for indemnification under Section 5.1(a)(i), Section 5.1(a)(iii) and Section 5.1(a)(iv) shall not exceed the aggregate of $6,000,000, except that claims arising out of a breach of the Core Representations made by the Sellers and the Company Group shall not be subject to the $6,000,000 cap. The aggregate liability of the Buyer for indemnification under Section 5.1(b)(i) shall not exceed the aggregate of $6,000,000, except that claims arising out of a breach of the Core Representations made by Buyer shall not be subject to the $6,000,000 cap. The total amount of the liability of the Sellers for Damages shall not exceed, in the aggregate, the Purchase Price. The total amount of liability of Buyer for Damages shall not exceed, in the aggregate, the Purchase Price.
     5.2. Procedures for Indemnification.
          (a) If an Indemnified Party shall claim to have suffered Damages for which indemnification is available under Section 5.1(a) or 5.1(b), as the case may be, the Indemnified Party shall notify the Indemnifying Party in writing of such claim as promptly as practicable, which written notice shall describe the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such claim reasonably estimated by the Indemnified Party); provided, that the failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability to the Indemnified Party hereunder except to the extent that the Indemnifying Party demonstrates that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to give such notice. In the case of a claim by a Buyer Indemnitee, such written notice shall be provided by the Indemnified Party to the Shareholders’ Representative, with a copy provided to the Stock Escrow Agent. In the event that within sixty (60) days after the receipt by the Indemnifying Party of such a written notice from the Indemnified Party, the Indemnified Party shall not have received from the Indemnifying Party a written objection to such claim, such claim shall be conclusively presumed and considered to have been assented to and approved by the Indemnifying Party following receipt by the Indemnifying Party (and, in the case of a claim by a Buyer Indemnitee, the Escrow Agent) of a written notice from the Indemnified Party to such effect.
          (b) If within the sixty (60) day period described in paragraph (a) above the Indemnified Party (and, in the case of claim by a Buyer Indemnitee, the Escrow Agent) shall have received from the Indemnifying Party a written notice setting forth the Indemnifying

Party’s objections to such claim and the Indemnifying Party’s reasons for such objection, then Buyer and the Shareholders’ Representative shall negotiate in good faith for a period of ten (10) Business Days from the date the Indemnifying Party receives such objection (such period is hereinafter referred to as the “Negotiation Period”). After the Negotiation Period, if Buyer and the Shareholders’ Representative still cannot agree on the claim, Buyer and the Shareholders’ Representative shall follow the procedures set forth in Section 7.9 below with respect to the resolution of such matter.
          (c) Upon determination of the amount of a claim that is binding on both the Indemnifying Party and the Indemnified Party, the amount of such claim shall be paid within ten (10) Business Days of the date such amount is determined. If the Indemnifying Party responsible for payment of such claim is Buyer, such payment shall be made by wire transfer to the Shareholders’ Representative, who shall be responsible for distributing any such payment by Buyer to accounts of the Sellers in accordance with their respective percentages opposite the Sellers’ names on Section 2.1(e) of the Disclosure Schedule. If the Indemnifying Party responsible for payment of such claim is a Seller, such payment shall be made in accordance with Section 5.5(a) below.
     5.3. Procedures for Third Party Claims.
          (a) Any Indemnified Party seeking indemnification pursuant to this Article V in respect of any legal proceeding, action, claim or demand instituted by a third Person (a “Third Party Claim”) shall give the Indemnifying Party from whom indemnification with respect to such claim is sought (i) prompt written notice (but in no event more than ten (10) days after the Indemnified Party acquires knowledge thereof) of such Third Party Claim and (ii) copies of all documents and information in its possession relating to any such Third Party Claim within ten (10) days of their being obtained by the Indemnified Party; provided, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party of any liability to the Indemnified Party hereunder except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is prejudiced by the Indemnified Party’s failure to give such notice or provide such copies.
          (b) The Indemnifying Party shall have thirty (30) days (or such lesser time as may be necessary to comply with statutory response requirements for litigation claims that are included in any Third Party Claim) from receipt of the notice contemplated in Section 5.3(a) to notify the Indemnified Party whether or not the Indemnifying Party will, at its sole cost and expense, defend the Indemnified Party against the Third Party Claim in question. If the Indemnifying Party timely gives notice that it intends to defend such Third Party Claim, it shall have the right, except as hereafter provided, to defend against, negotiate, settle or otherwise deal with the Third Party Claim and to be represented by counsel of its own choice; provided, that (i) the Indemnified Party will not admit any liability with respect to the Third Party Claim in question or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, so long as the Indemnifying Party is contesting or defending the same with reasonable diligence and in good faith; (ii) the Indemnifying Party may not enter into a settlement of any such Third Party Claim without the consent of the Indemnified Party, which consent shall be not unreasonably withheld unless such admission or settlement requires no more than a monetary payment for which the

Indemnified Party is fully indemnified by the Indemnifying Party or involves other matters not binding upon the Indemnified Party; (iii) the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; and (iv) notwithstanding the foregoing, any Indemnifying Party will not be entitled to assume the defense of any Third Party Claim if, in the reasonable opinion of such Indemnified Party, such Third Party Claim, or the litigation or resolution of such Third Party Claim, (x) could result in criminal liability of, or equitable remedies against, the Indemnified Party, (y) the Indemnified Party reasonably believes that the interests of the Indemnifying Party and the Indemnified Party with respect to the such claim are in conflict with one another, and as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such claim or (z) such Third Party Claim involves a dispute with a significant supplier or customer of the Indemnified Party. In the event that the Indemnifying Party does not agree in writing to accept the defense of, and assume all responsibility for, such Third Party Claim as provided above in this Section 5.3(b), then the Indemnified Party shall have the right to defend against, negotiate, settle or otherwise deal with the Third Party Claim in such manner as the Indemnified Party deems appropriate, in its sole discretion, and the Indemnified Party shall be entitled to indemnification therefor from the Indemnifying Party to the extent provided under this Article V. Notwithstanding the foregoing, if in the reasonable opinion of the Indemnified Party such Third Party Claim, or the litigation or resolution of such Third Party Claim, involves an issue or matter that could have a Material Adverse Effect on the Indemnified Party, including the administration of Tax Returns of the Indemnified Party or a dispute with a significant supplier or customer of the Indemnified Party, the Indemnified Party shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligations of the Indemnifying Party. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense or settlement of such claim at its sole cost and expense.
     5.4. Further Limitations on Liability.
          (a) The amount of any Damages subject to indemnification under this Article V shall be reduced by the amount, if any, (i) received by the Indemnified Party from any third Person (including any third-party insurance company or other insurance provider, but excluding (x) Vermont General Insurance Company, a subsidiary of Buyer, and (y) any other captive insurance company which may become a subsidiary of Buyer(such amount being referred to herein as a “Third Party Reimbursement”)), in respect of the Damages suffered thereby and (ii) of all Tax benefits actually realized by the Indemnified Party as a result of such Damages. If, after receipt by an Indemnified Party of any indemnification payment hereunder, such Indemnified Party receives a Third Party Reimbursement in respect of the same Damages for which indemnification was made and such Third Party Reimbursement was not taken into account in assessing the amount of indemnification, then the Indemnified Party shall turn over all of such Third Party Reimbursement to the Indemnifying Party up to the amount of the indemnification paid pursuant hereto.
          (b) No Indemnifying Party shall have any liability under this Article V for speculative, incidental, punitive, or consequential damages (collectively, “Consequential Damages”); provided, however, that this sentence shall not preclude the recovery of damages incurred by an Indemnified Party where the underlying third-party claim against the Indemnified Party includes Consequential Damages.
          (c) Any Indemnified Party that becomes aware of Damages for which it seeks indemnification under this Article V shall be required to use reasonable efforts to mitigate such Damages including taking any actions reasonably requested by the Indemnifying Party, and an Indemnifying Party shall not be liable for any Damages to the extent that it is attributable to the Indemnified Party’s failure to mitigate.
          (d) No Indemnifying Party shall have any liability for Damages which would not have arisen but for any alteration or repeal or enactment of any law after the Closing Date.
          (e) The Sellers shall have no liability for any Damages which arise as a direct result of any change in the accounting policies, practices or procedures adopted by Buyer or its Affiliates (including the Company) or for any other act or omission by Buyer or its Affiliates (including the Company) after the Closing Date.
          (f) The Sellers shall have no liability for Damages to the extent the basis for such Damages (i) is otherwise included as a liability in calculating the Actual Closing Date Working Capital Amount, (ii) is otherwise accurately reflected in calculating the Actual Closing Date Working Capital Amount, or (iii) in the case of Taxes, is covered by the Reserve Account.
     5.5. Escrow; Release of Escrow Shares.
          (a) For a period of eighteen (18) months beginning on the Closing Date (the “Escrow Period”) the Escrow Shares shall be held by the Escrow Agent pursuant to the Stock Escrow Agreement. To the extent that indemnification claims, if any, become payable by the Sellers under the provisions of Section 5.1 of this Agreement, those claims will first be satisfied using the Escrow Shares (to the extent held in escrow or otherwise still owned by Sellers), with the balance of any unsatisfied indemnification claims being paid by Sellers to Buyer in cash. For purposes of satisfying indemnification claims using Escrow Shares, Escrow Shares shall be valued at the Transaction Share Price.
          (b) At all times during the Escrow Period, each Seller (or the Shareholders’ Representative, on behalf of the Sellers) shall be entitled to, with respect to their portion of the Escrow Shares, have (i) the right to vote such shares at any meeting of Buyer’s shareholders and (ii) the right to receive any dividend declared on Buyer Common Stock with an ex-date within such Escrow Period. The Escrow Agreement shall have such other terms and conditions as shall permit the commencement of the holding period of the Escrow Shares under Rule 144 of the Securities Act. All fees associated with the Escrow Agreement shall be borne one-half by Buyer and one-half by the Sellers.
     5.6. Exclusive Remedy. The parties hereto agree that, excluding (a) any claim for injunctive or other equitable relief and (b) any claim related to fraud by any of the parties hereto in connection with the transactions related to this Agreement, the indemnification provisions of this Article V (together with the indemnification provisions set forth in the Individual Seller Agreements) are intended to provide the sole and exclusive remedy as to all post-Closing claims any of the parties may incur arising from or relating to this Agreement, including, without limitation, post-Closing claims for the breach of any representation, warranty, agreement or covenant contained herein or in any other agreement, document, instrument or certificate delivered in connection herewith.
ARTICLE VI
RESTRICTIONS ON COMPETITION
     6.1. Restrictions on Competition. Each Significant Shareholder covenants and agrees that during the period commencing on the Closing Date and for a period of three (3) years following the Closing Date, such Significant Shareholder shall not, and shall cause its affiliates not to, either directly or indirectly undertake or carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any Person engaged in, any business involving the provision of products or services which are the same as, similar to or in competition with the business of the Buyer and its affiliates (including the Company and the other entities in the Company Group) in the United States of America or in any other country in which Buyer or its affiliates (including the Company and the other entities in the Company Group) presently conduct or have conducted business at any time during the last two (2) years immediately prior to the Closing Date (the “Restricted Territory”); provided, however, that each Significant Shareholder may purchase or otherwise acquire up to one percent (1%) of any class of securities of such Person if such securities are listed on any national or regional securities exchange or actively traded in a national over-the-counter market so long as he does not actively participate in the management or business of such entities.
     6.2. Non-Solicitation of Customers. Each Significant Shareholder agrees that for three (3) years following the Closing Date, such Significant Shareholder shall not, and shall cause its affiliates not to, directly or indirectly, solicit the trade of, or trade with, any customers or prospective customers of Buyer or its affiliates (including the Company and the other entities in the Company Group) for purposes of competing with the business of the Buyer and its affiliates (including the Company and the other entities in the Company Group) in the Restricted Territory.
     6.3. Non-Solicitation of Employees. Each Significant Shareholder agrees that for three (3) years following the Closing Date, such Significant Shareholder shall not, and shall cause its affiliates not to, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of Buyer or its affiliates (including the Company and the other entities in the Company Group) to leave for any reason whatsoever, or hire any such employee.
ARTICLE VII
MISCELLANEOUS
     7.1. Entire Agreement. This Agreement, together with the Disclosure Schedules and Exhibits hereto and the other agreements contemplated herein, contains the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements or understandings among the parties.
     7.2. Descriptive Headings; Certain Interpretations.

          (a) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
          (b) Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) “or” and “either” are not exclusive and “include” and “including” are not limiting; (iii) a reference to any agreement or other contract includes schedules and exhibits thereto and permitted supplements and amendments thereof; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a Person includes its permitted successors and assigns; and (vi) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the Article, Section, Exhibit or Schedule of this Agreement.
          (c) The term “made available to the Buyer” or “delivered or furnished to the Buyer” or similar phrases used in this Agreement means such subject documents or materials were either physically delivered to the Buyer or were posted to the electronic data room maintained by the Company in connection with the transaction contemplated by this Agreement on or prior the date that is three Business Days prior to the date hereof and remained accessible to the Buyer on the date hereof.
          (d) As used herein, the term “Business Day” means any day except Saturday, Sunday, or any day on which banks are generally not open for business in the City of New York, New York.
     7.3. Notices. All notices, requests and other communications to any party hereunder shall be in writing and sufficient if delivered personally or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
     If to Buyer or, following the Closing, the Company Group, to:
Michael Baker Corporation
Airside Business Park
100 Airside Drive
Coraopolis, PA 15108
Attention: H. James McKnight
     with a copy to:
Reed Smith LLP
435 Sixth Avenue
Pittsburgh, PA 15219
Attention: David L. DeNinno
     If to the Seller Parties or the Shareholders’ Representative, to:
Arthur E. Parrish
LPA Group Incorporated

700 Huger Street
Columbia, SC 29201
     If to the Company Group prior to the Closing, to:
LPA Group Incorporated
700 Huger Street
Columbia, SC 29201
Attention:	Arthur E. Parrish President
     in each case with a copy to:
King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, GA 30309
Attn:	Russell B. Richards Richard M. Bange, III
or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Each such notice, request or communication shall be effective when received or, if given by mail, when delivered at the address specified in this Section 7.3 or on the fifth (5th) business day following the date on which such communication is posted, whichever occurs first.
     7.4. Counterparts. This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission), and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
     7.5. Survival. All covenants, representations, warranties, agreements and obligations of the parties in this Agreement shall survive the Closing. Except as provided below, the representations and warranties contained in this Agreement shall survive the Closing until the date which is eighteen (18) months after the Closing Date. The representations and warranties made by Significant Shareholders and the Company Group pursuant to Sections 2.1(i), 2.1(n) and Section 2.1(o) hereof shall survive for a period equal to the statute of limitations applicable with respect to the claims underlying any breach of such representations or warranties plus sixty (60) days thereafter and the representations made pursuant to the Core Representations shall survive indefinitely without expiration. All covenants and other agreements shall survive the Closing in accordance with their terms. Notwithstanding the foregoing sentence, the Significant Shareholders’ obligation to indemnify the Buyer Indemnitees under Section 5.1(a)(iii) (environmental) shall expire on the eighteen (18) month anniversary of the Closing Date and the Significant Shareholders’ obligation to indemnify the Buyer Indemnitees under Section 5.1(a)(iv) (audit or review by Governmental Authority) shall expire on the five (5) year anniversary of the Closing Date.

     7.6. Benefits of Agreement. No party may assign any of its rights under this Agreement without the prior consent of the other parties hereto, except that Buyer may assign any of its rights under this Agreement to any subsidiary of Buyer. Subject to the preceding sentence, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party.
     7.7. Amendments and Waivers. No modification, amendment or waiver, of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by the party to this Agreement against whom it is being enforced. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.
     7.8. GOVERNING LAW . THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
     7.9. Arbitration.
          (a) Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement (other than a dispute pursuant to Section 1.5, which will be resolved as described therein) shall be finally settled by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”) in effect at the time of the demand for arbitration, except as they may be modified in this Section 7.9 or by mutual agreement of Shareholders’ Representative and Buyer. Nothing contained in this Section 7.9 shall be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement during the pendency of the arbitration proceedings. No party, however, shall demand a jury trial. Exclusive venue for such arbitration shall be in Washington D.C. and such arbitration shall be conducted in the English language. The arbitration shall be conducted by one arbitrator (the “Arbitrator”) selected in accordance with the AAA Rules.
          (b) The Arbitrator shall apply the substantive law of the State of New York (without regard to conflict of law rules) to the dispute, controversy or claim and shall decide the same in accordance with applicable usages and terms of trade. The parties acknowledge that this Agreement involves interstate commerce and that the United States Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this agreement. Any discovery shall be limited to information directly related to the controversy or claim in arbitration and shall be concluded within 30 days after appointment of the Arbitrator. The Arbitrator’s award shall be in writing, shall set forth the findings and conclusions upon which the Arbitrator based the award, and shall be final and binding on the parties. The Arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute, controversy or claim hereunder. The Sellers, on the one hand, and the Buyer, on the other hand, will bear their own costs and expenses in connection with any arbitration including 50% of the compensation to be paid to the Arbitrator. The cost of transcript will be paid by the party requesting the same.

Judgment upon the award may be entered in any federal or state court sitting or located in Commonwealth of Pennsylvania, in the State of South Carolina or in any other court having jurisdiction thereof or having jurisdiction over the parties or their assets.
     7.10. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.
     7.11. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     7.12. Further Assurances. From time to time, at a party’s request and without further consideration, the other parties will execute and deliver to the requesting party such documents and take such other action as the requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.
     7.13. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and Damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
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     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

MICHAEL BAKER CORPORATION
By:	/s/ Michael J. Zugay
	Name:	Michael J. Zugay
	Title:	Executive Vice President and Chief Financial Officer

THE LPA GROUP INCORPORATED
By:	/s/ Arthur E. Parrish, P.E.
Arthur E. Parrish, P.E.
President & Chief Executive Officer

ARTHUR E. PARRISH, AS SHAREHOLDERS’ REPRESENTATIVE
By:	/s/ Arthur E. Parrish
Arthur E. Parrish

/s/ Arthur E. Parrish
ARTHUR E. PARRISH

/s/ Robert Glen Lott
ROBERT GLEN LOTT

Signature Page to Stock Purchase Agreement

ANNEX A
SELLERS AND OWNERSHIP CHART
Annex A-1

ANNEX B
EQUITY PAYMENTS
Annex B-1

ANNEX C
BONUS PAYMENTS
Annex C-1

ANNEX D
NET WORKING CAPITAL EXAMPLE
Annex D-1

SCHEDULE 1.2(b)
ALLOCATION OF STOCK PURCHASE PRICE
Schedules

SCHEDULES
DISCLOSURE SCHEDULES
Schedules

EXHIBIT A
OPINION OF KING & SPALDING

EXHIBIT B
STOCK ESCROW AGREEMENT

EXHIBIT C
FORM W-9

EXHIBIT D
FORM OF INDIVIDUAL SELLER AGREEMENT (FORM B)

EXHIBIT E
FORM OF INDIVIDUAL SELLER AGREEMENT (FORM A)

EXHIBIT F
FORM OF EMPLOYMENT AGREEMENT

EXHIBIT G-1 — G-2
NEW OFFICE LEASE AGREEMENTS

EXHIBIT H
OPINION OF REED SMITH

EXHIBIT I
FORM OF CASH ESCROW AGREEMENT